UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 24, 2020, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect 12 directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2.	To conduct an advisory vote (“say on pay”) on compensation paid to the Company’s named executive officers;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2020;

4.	To vote on a stockholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 27, 2020 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

Halle Fine Terrion

Secretary

February 10, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 24, 2020.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/investor-relations/annual-proxy/

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 24, 2020

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on matters to be voted on at the upcoming annual meeting of stockholders. The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 24, 2020, at 9:00 a.m., Eastern time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about February 10, 2020.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

The purpose of the annual meeting of stockholders is to vote on matters outlined in the accompanying notice of meeting, including the election of 12 directors, an advisory vote on executive compensation, the ratification of the Audit Committee’s selection of the Company’s independent accountants, and a stockholder proposal regarding greenhouse gas emissions. We are not aware of any other matter that will be presented for your vote at the meeting.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 24, 2020, at 9:00 a.m., Eastern time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 27, 2020, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 53,687,680 shares of common stock.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee. The proxy holders will vote your shares in accordance with your directions. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants and against the stockholder proposal. If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, we are not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on March 23, 2020; you should not return your proxy card.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. Your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date and entitled to vote will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What is a “broker non-vote”?

Under NYSE rules, banks, brokerage firms and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, including matters related to executive compensation, elections of directors or authorizing the implementation of any equity compensation plan. A “broker non-vote” occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The 12 nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Audit Committee may select the Company’s independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Abstentions will have the same effect as a vote against the proposal. Ratification of the Audit Committee’s selection of the Company’s independent accountants is a “routine” matter so there should be no broker non-votes.

The approval of the stockholder proposal requires the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated cost of $21,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at 12. The directors are elected for one-year terms.

Accordingly, at this annual meeting, the terms of all of the directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect all of the director nominees. The 12 nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a one-year term and until his or her successor is duly elected and qualified.

The Board of Directors recommends a vote for the director nominees named below.

The following information is furnished with respect to each director nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies for the election of the nominees named below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board intends that proxies will be voted for the election of a substitute nominee designated by the Board as recommended by the Nominating and Corporate Governance Committee.

David Barr

Director since 2017

Age 56

Key Qualifications and Expertise:

Through his private equity leadership experience, including as former Managing Director of Warburg Pincus LLC, as well as Co-Head of its Industrial and Business Services Team and member of its Executive Management Group, Mr. Barr brings a private equity philosophy to the Board consistent with the Company’s management approach. Mr. Barr also has extensive public company experience, including prior service on the Company’s board.

Mr. Barr has been a director since October 2017. He also served as a director from 2003 – 2011. He is an independent director and serves on the Nominating and Corporate Governance Committee. Mr. Barr is managing director of Bessemer Investors, a family owned private capital fund. Formerly Mr. Barr served as Managing Director of Warburg Pincus LLC, a private equity fund from 2001 – 2017. Mr. Barr is currently a director of one other public company: Builders FirstSource, Inc., a Nasdaq listed supplier of building products and services. In the last five years, Mr. Barr served as a director of ARAMARK Holdings Corp., an NYSE listed provider of food, facilities and uniform services, through February 2016.

William Dries

Director since 2011

Age 68

Key Qualifications and Expertise:

As a former certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing highly engineered industrial products, and as previous director and audit committee member of other public companies, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also beneficial to the Company.

Mr. Dries is an independent director and serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Dries retired as the Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products, a position he held from 2002-2011. Formerly Mr. Dries held roles with United Dominion Industries, Inc. and Ernst & Young LLP. He was previously licensed as a certified public accountant. Mr. Dries does not serve on any other public company boards. In the last five years Mr. Dries served as a director of Polypore International, Inc., an NYSE listed manufacturer of polymer-based membranes, through August 2015, and NN Inc., a Nasdaq listed manufacturer of precision metal and plastic components, through May 2019.

Mervin Dunn

Director since 2007

Age 66

Key Qualifications and Expertise:

As former Chief Executive Officer of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

Mr. Dunn is an independent director and serves as Chair of the Nominating and Governance Committee and on the Compensation Committee. Mr. Dunn has been an Operating Advisor of Clearlake Capital Group, a private investment firm, since 2013 and President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company, since 2013. Formerly Mr. Dunn was Chief Executive Officer (August 2016 – October 2017) and Co-Chairman of the Board (2013-August 2016) of Futuris Group of Companies Ltd, a privately held Australian automotive supplier. Mr. Dunn is the retired Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market, a role he held from 1999 – 2013. Mr. Dunn does not serve on any other public company boards.

Michael Graff

Director since 2003

Age 68

Key Qualifications and Expertise:

Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions and significant public company board experience, both acquired through his positions with Warburg Pincus. Additionally, with his aerospace industry experience, and his previous management consulting background at McKinsey, Mr. Graff’s industry and management perspective is valuable to the Company.

Mr. Graff is an independent director and serves as Chair of the Compensation Committee. Mr. Graff is a Senior Advisor at Warburg Pincus LLC, a private equity firm Prior to 2020, he was a Managing Director of Warburg Pincus since 2003. Formerly he was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff does not currently serve on any other public company boards. In the last five years, Mr. Graff served on the boards of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, through July 2016 and Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes, through August 2015.

Sean Hennessy

Director since 2006

Age 62

Key Qualifications and Expertise:

As a certified public accountant and former chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as Chair of the Audit Committee.

Mr. Hennessy is an independent director and serves as Chair of the Audit Committee and on the Compensation Committee and Executive Committee. Mr. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 – March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 – December 2016. He is a certified public accountant. Mr. Hennessy does not serve on any other public company boards.

W. Nicholas Howley

Director since 2003

Age 67

Key Qualifications and Expertise:

As a co-founder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the long-standing President and/or Chief Executive Officer of the Company and TransDigm Inc., Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

Mr. Howley was a co-founder of TransDigm in 1993 and has been Chairman of the Board since 2003. He has been employed as Executive Chairman since April 2018 and served as President and/or Chief Executive Officer of the Company from 2003 - April 2018 and of TransDigm Inc. from 1998 – April 2018. Mr. Howley is not an independent director and does not serve on any committees other than the Executive Committee. Mr. Howley also serves as Chairman of the board of directors of EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange.

Raymond Laubenthal

Director since 2015

Age 58

Key Qualifications and Expertise:

As a retired long-time management employee of the Company, Mr. Laubenthal brings to the Board an intimate knowledge of the Company and industry.

Mr. Laubenthal is an independent director but does not serve on any committees. Mr. Laubenthal is the retired President and Chief Operating Officer of the Company, serving as COO from 2005 through 2014. Formerly Mr. Laubenthal was an employee of TransDigm Inc. or its subsidiaries since its inception in 1993. Mr. Laubenthal does not serve on any other public company boards.

Gary E. McCullough

Director since 2017

Age 61

Key Qualifications and Expertise:

Mr. McCullough is valuable to the Board because of his public company leadership and public board experience. Mr. McCullough was previously President and Chief Executive Officer and served on the Board of Directors of Career Education Corporation, a publicly traded education services company. In addition to his service on the Board of Directors of Career Education Corporation, Mr. McCullough served on the Board of Directors of The Sherwin Williams Company from 2002—2011, where he served on the Audit Committee during his entire tenure and served as the Audit Committee Chair during 2011. His service on the Board also provides increased diversity that the Board deems important.

Mr. McCullough is an independent director and serves on the Audit Committee and on the Nominating and Governance Committee. Mr. McCullough has been an advisor to Abundant Venture Partners, a venture capital company, and to various other early stage companies since 2012. Formerly Mr. McCullough served as Chief Executive Officer of Advertising Resources, Inc., a private company that provides design and packaging co-manufacturing and logistics for consumer package goods companies from 2014 – 2017. Prior to that Mr. McCullough served as President & Chief Executive Officer of Career Education Corporation, a publicly traded education services company, as well as serving in management positions with increasing responsibility at Ross Products, Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company. Although Mr. McCullough does not currently serve on any other public company boards, he does serve as Co-Chair of the Advisory Council for Legacy Acquisition Corporation, a special purpose acquisition company (SPAC) traded on the New York Stock Exchange.

Michele Santana

Director since 2018

Age 49

Key Qualifications and Expertise:

Ms. Santana is valuable to the Board because of her financial and business expertise as a current chief financial officer. Ms. Santana also brings knowledge to the Board with her prior experience as a chief financial officer of a large public company combined with her significant prior experience as a public accountant at KPMG. Her service on the Board also provides increased diversity that the Board deems important.

Ms. Santana is an independent director and serves on the Audit Committee and Nominating and Governance Committee. Ms.Santana has been Chief Financial Officer of Majestic Steel, a privately held steel company since November 2019. Prior to that Ms. Santana served as Chief Financial Officer of Signet Jewelers, a retail jeweler, from 2014 – 2019. Prior to that Ms. Santana was Senior Vice President and Controller of Signet and previously had 14 years of public accounting experience. Ms. Santana is a certified public accountant. Ms. Santana does not serve on any other public company boards.

Robert Small

Director since 2010

Age 53

Key Qualifications and Expertise:

Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on more than 25 years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the NYSE.

Mr. Small is an independent director and serves on the Audit Committee, Compensation Committee and Executive Committee. Mr. Small has been a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has been a Managing Director of Stockbridge Partners LLC, a specialized investment group affiliated with Berkshire focused on marketable securities. Mr. Small does not serve on any other public company boards.

John Staer

Director since 2012

Age 68

Key Qualifications and Expertise:

Through 2013, Mr. Staer was Chief Executive Officer of Satair A/S when it was a public company in Denmark and then as a subsidiary of Airbus. Satair is a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. In addition, Mr. Staer has prior experience as a chief financial officer. Mr. Staer is valuable to the Board because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background and experience as a public company board member.

Mr. Staer is an independent director and serves on the Audit Committee and the Nominating and Governance Committee. Mr. Staer retired as Chief Executive Officer of Satair A/S, a subsidiary of Airbus, and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, a role he held from 1993 – 2013. Mr. Staer also serves on the board of directors of EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange. He was formerly a director of Dalhoff Larsen & Horneman A/S, a Danish public company that is supplier of timber and wood products, through April 2017, and of Ambu A/S, a Danish public company that is a manufacturer of hospital and rescue service equipment, through December 2015.

Kevin Stein

Director since 2018

Age 53

Key Qualifications and Expertise:

Mr. Stein was added to the Board in connection with his promotion to Chief Executive Officer of the Company. Mr. Stein has extensive manufacturing and aerospace experience.

Mr. Stein is not independent and does not serve on any committees. Mr. Stein has been Chief Executive Officer of the Company since April 2018 and President since January 2017. He also served as Chief Operating Officer from January 2017 – March 2018. Prior to that he was Chief Operating Officer of the Company’s Power and Controls Segment from October 2014 – December 2016. Prior to that Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from January 2009 – October 2014. Mr. Stein does not serve on any other public company boards.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above. Proxies will be voted FOR election of the nominees unless otherwise specified.

The Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Committee’s charter, the Committee considers independence, as well as diversity, age, strategic and financial skills and experience, in the context of the needs of the Board as a whole. The Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment and whom the Committee believes will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of the Company and its stockholders. There are no other stated criteria for director nominees, and the Committee considers other factors as it deems appropriate in the best interests of the Company and its stockholders. However, the Committee’s charter and the Company’s Corporate Governance Guidelines set forth the Board’s commitment to seek out qualified women and minorities to include in the pool from which Board nominees are chosen.

The Committee identifies nominees by first determining whether current Board members are willing to continue in service. If any Board member does not wish to continue to serve or if the Committee or Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes potential director candidates from recommendations from the Board, senior management, stockholders and third parties. The Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable.

As reflected on the previous pages, each Board member was chosen to be a director nominee because the Board and Committee believe that he or she demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive positions in organizations that have provided him or her with experience in management and leadership development. The Board and the Committee believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit the Company and its stockholders by creating a strong and effective Board.

The Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee for the Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to the Company’s Secretary, Halle Fine Terrion, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. The Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Committee will consider potential members’ independence, as well as diversity, age, skill and experience in the context of the Board’s needs.

Stockholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our bylaws. In addition, the bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in our bylaws. See “STOCKHOLDER PROPOSALS FOR 2021 MEETING” for more information about the procedures for direct nominations and proxy access.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Compensation

Messrs. Howley and Stein, the only directors who are also employees of the Company, do not receive any director fees.

Compensation for non-employee directors for 2019 was as follows:

•

An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees were paid.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, every two years, the Company makes a grant of stock options to each outside director. The grant has been valued at $300,000 on a Black Scholes basis and covered compensation for two fiscal years, granted on the same terms and conditions as those granted to Company employees, including vesting over five years. In fiscal 2018, all the outside directors (other than Ms. Santana, who received a grant at the beginning of fiscal 2019, which vests over four years) received such a grant for compensation in fiscal 2018 and 2019. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives –Options.” Non-employee directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $250,000 (with a grace period to reach such limit). The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
David Barr	459	59,541	—	56,400	116,400
William Dries	30,370	29,630	—	401,920	461,920
Mervin Dunn	5,459	59,541	—	311,920	376,920
Michael S. Graff	5,459	59,541	—	83,680	148,680
Sean P. Hennessy	45,089	29,911	—	311,920	386,920
Raymond Laubenthal	459	59,541	—	56,400	116,400
Gary McCullough	459	59,541	—	56,400	116,400
Michele Santana	459	59,541	237,889	17,250	315,139
Robert J. Small	60,000	—	—	476,920	536,920
John Staer	60,000	—	—	284,920	344,920

(1)

Messrs. Barr, Dunn, Graff, Laubenthal and McCullough and Ms. Santana elected to receive all of their semi-annual board retainer fees as stock. Mr. Dries elected to receive his September 2019 board retainer payment in stock. Mr. Hennessy elected to receive his March 2019 board retainer payment in stock. The shares were issued based on a value established on March 15, 2019 and September 13, 2019, on which dates the last closing prices of the common stock on the New York Stock Exchange were $439.87 and $519.82, respectively.

(2)	Represents amounts paid under the Company’s dividend equivalent plans described on pages 31-32.

Board Committees and Meetings

Board Meetings

The Board held six meetings in fiscal 2019. Each director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served in fiscal 2019. The Board does not hold a meeting on the date of the Company’s annual stockholder meeting and the Company has not established a policy regarding director attendance at the stockholder meeting. Two directors attended the 2019 annual stockholder meeting. After each meeting of the Board, non-management and independent directors meet independently of the CEO and Chairman and independent directors meet independently. In fiscal 2019, non-management directors and independent directors met in executive session after each regularly scheduled Board meeting.

Board Committees

The Board of Directors has an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The members of the committees are as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

Sean Hennessy, Chair	Michael Graff, Chair	Mervin Dunn, Chair	W. Nicholas Howley, Chair
William Dries	Mervin Dunn	David Barr	Sean Hennessy
Gary E. McCullough	Sean Hennessy	William Dries	Robert Small
Michele Santana	Robert Small	Gary E. McCullough*
Robert Small		Michele Santana
John Staer		John Staer

*	Commenced service on October 24, 2019

Details regarding the responsibilities and meetings of the Nominating & Corporate Governance, Audit and Compensation Committees are set forth below.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Responsibilities:

The Committee:

•  oversees & assists the Board in identifying & recommending nominees for election as directors;

•  recommends to the Board qualifications for committee membership, structure & operation;

•  recommends to the Board directors to serve on each committee;

•  develops & recommends to the Board corporate governance policies & procedures;

•  provides oversight with respect to corporate governance & ethical conduct;

•  leads the Board in its annual performance review;

•  oversees the Company’s succession planning.

Committee Responsibilities:

The Committee:

•  oversees issues regarding accounting & financial reporting processes & audits of the Company’s financial statements.

•  assists the Board in monitoring the integrity of the Company’s financial statements, compliance with legal & regulatory requirements, independent auditor’s qualifications & independence, & the performance of the Company’s internal audit function & independent auditors;

•  assumes direct responsibility for the appointment, compensation, retention & oversight of the work of the Company’s independent auditors;

•  provides a venue for consideration of matters relating to audit issues.

Committee Responsibilities:

The Committee:

•  discharges the Board’s responsibilities relating to compensation of Company executives;

•  oversees the Company’s compensation & employee benefit plans and practices;

•  has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms & conditions of the awards & the time at which awards will be granted, other than awards to directors, which are approved by the full Board.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Independence: Each Committee member is independent under NYSE listing standards	Committee Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1).

Committee Independence:

Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934. In determining independence, the Board affirmatively determined that none of the Committee members has a relationship with the Company that is material to his ability to be independent from management in connection with his duties on the Committee.

Number of meetings in FY19: 4	Number of meetings in FY19: 8	Number of meetings in FY19: 6

The Executive Committee possesses the power of the Board of Directors during intervals between Board meetings. The Executive Committee held no formal meetings during fiscal 2019, although it did act by unanimous written consent.

Copies of the charters for the Nominating & Corporate Governance Committee, Audit Committee and Compensation Committee are posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and are available to any stockholder in writing upon request to the Company.

Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

2019 CORPORATE RESPONSIBILITY REPORT

Please reference the Corporate Responsibility section of our website for additional details at www.transdigm.com/about-us/corporate-responsibility/.

Integrity

Codes of Ethics & Whistleblower Policy

We are committed to integrity and ethical behavior and have adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy. Each of these documents is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. We have a Code of Business Conduct and Ethics, which was amended in 2019, that reflects the Company’s commitment to honesty, integrity and the ethical behavior of Company employees, officers and directors. The Code of Ethics governs the actions, interactions and working relationships of Company employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has contact. The Code of Ethics sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, international trade compliance, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality, human rights and reporting of illegal or unethical behavior. The Code of Ethics expressly prohibits paying, offering, accepting or soliciting bribes in any form, directly or indirectly. Only the Board or the Nominating and Corporate Governance Committee may waive a provision of the Code of Ethics with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers in 2019.

Code of Ethics for Senior Financial Officers. We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, chief accounting officer, division presidents, controllers, treasurer and director of internal audit (collectively, “Senior Financial Officers”). This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2019.

Human Rights. We are committed to supporting fundamental human rights and believe in the dignity and worth of all individuals. As such, we treat all people around the world with fairness and respect. We do not allow the use of child, slave or forced labor or human trafficking in our business activities. We condemn any degrading treatment of individuals and are committed to providing safe working conditions.

Whistleblower Policy. We encourage employees to disclose alleged wrongdoing that may adversely impact the Company, its customers or stockholders, fellow employees or the public, without fear of retaliation. Our Code of Ethics and Whistleblower Policy set forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing and a policy of non-retaliation. Reports may be made directly to a supervisor, human resources, operating unit management, executive management, the Chief Financial Officer or Chief Compliance Officer, Audit Committee or Convercent, a third-party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.

We continually assess our ethics program, including training opportunities, and modify as appropriate.

Our managers and supervisors play an important role in reinforcing our policies and commitment to ethics by setting the example of ethical conduct and providing employees with continuous training, education and resources that support the policies. Employees are encouraged to speak up if they have concerns and contact the identified ethics resource contacts.

Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide it in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board reviews the Corporate Governance Guidelines periodically.

Board Composition

Set forth below is further information about our Board of Directors.

The Board recently adopted a change to its Corporate Governance Guidelines. In connection therewith, a director is generally required to retire when he or she reaches age 75 or at the annual meeting following his or her 75th birthday. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interest of the Company.

Independence of Directors

Currently, all of the directors, other than Messrs. Howley and Stein, are “independent directors” within the meaning of the NYSE’s listing standards. In determining Mr. Laubenthal’s independence, the Board considered his former employment with the Company. We do not have separate criteria for determining independence, different from the NYSE listing standards. The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would preclude independence as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of an Executive Chair who was formerly Chief Executive Officer. The Board believes that having an Executive Chairman who is a longstanding employee and leader of the Company is appropriate for the Company because it ensures that the Board focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This is part of the Company’s Chief Executive Officer transition and is balanced by the independence of the other directors and the role of the presiding director described below.

The Board uses a presiding director, who is an independent director that leads regularly scheduled executive sessions of the non-management and independent directors. The Board designates the presiding director at each meeting on a rotating basis. The Board has discussed other structures but believes that given the quality of communication between the Executive Chair and the Board, the Board’s opportunity to interact directly with management, and the quality of robust discussion at the Board level, the current structure is appropriate for the Company.

Board Self-Evaluation

The Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conduct a self-evaluation annually.

Board’s Role in Risk Management Oversight

The Board oversees the process of risk management. Management regularly communicates with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, in addition to regular reporting to the Board regarding the Company’s litigation, compliance, acquisitions and known risks, the Company’s executive officers meet annually to discuss the material risks facing the Company and ways to mitigate those risks and then provides a summary of its findings to the Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Environmental Risks and Sustainability

Overview

The Company operates in a decentralized manner through 50 operating units with over 100 sites around the world. These operating units design and make components and small systems predominantly for aerospace and defense applications. The manufacturing process of these parts undertaken at our facilities involves typical manufacturing and assembly; we engage in little heavy manufacturing. We sell products primarily to original equipment manufacturers, sub-tier suppliers, distributors and end-users of aerospace and defense products. We typically rely on commercial shipping options, as opposed to company-owned vehicles, to ship our products because our customers are distributed around the world and shipping volumes tend to be small. Our Scope 1 emissions are believed to be low for these reasons.

We recognize, however, that pollution, natural resource scarcity and climate change are serious issues facing our industry. These issues require credible actions and global solutions. Therefore, the Company is adopting a more proactive approach to environmental matters. While the Company has historically embarked on activities to expand on its conservation efforts, additional actions and goals must be pursued. Our approach will continue to evolve as we look for opportunities to expand and obtain more visibility into the operating units’ sustainability efforts. Specifically, we have chosen to measure and report on our energy consumption as a baseline in 2021 and will consider goals in relation thereto. We will also report on our water usage and will consider whether goals related thereto are appropriate. We have adopted other goals with respect to specific sustainability practices as well, as further described below.

Governance related to sustainability issues

In the ordinary course of the Company’s business, productivity decisions by the various operating units incorporate sustainability initiatives. Capital expenditure budgets are approved by the Board of Directors and productivity initiatives and capital expenditures are reported to the Board of Directors regularly. Beyond that, we are considering whether sustainability and climate issues are likely to present any material risk and/or opportunity for the Company and, in conjunction therewith, the Board of Directors will consider the role of the Board in overseeing climate-related issues and the scope of that oversight.

Our assessment of sustainability risks

At present, it is not clear how the climate will change in the future or what the response from regulatory agencies or customers will be. We are beginning the process of evaluating short-, medium- and long-term risks related to climate change.

To date, we have identified “flight shaming” – by business jet or even commercial transport – as a potential risk. While it is a smaller part of our business, a decrease in business jet travel could have an impact on our business. Air passenger miles have decreased in some European countries in the last year. While there is no evidence that this is attributable to environmental activism, there is a sentiment among some analysts that this is the case. To the extent possible with our components, we work with commercial aircraft manufacturers as they work to mitigate this risk by developing more fuel efficient airplanes and planes that use alternative fuel sources.

As a whole, because our manufacturing facilities primarily engage in assembly and light manufacturing and because we do not maintain any transportation infrastructure, our emissions primarily fall into Scope 2 and Scope 3 emissions. Accordingly, we do not anticipate any material adverse impact from increased carbon regulation. Further, because of our wide portfolio of hundreds of thousands of products, we do not anticipate any material adverse impact from the reliance on a supplier or group of suppliers that may be subject to sustainability or climate risks.

Some of our manufacturing facilities are located in regions that may be impacted by severe weather events, such as increased storm frequency or severity in the Atlantic and fires in hotter drier climates. These could result in potential damage to our physical assets as well as disruptions in manufacturing activities. Some of our manufacturing facilities are located in areas that may be at risk due to rising sea levels. Moreover, some of our manufacturing facilities are located in areas that could experience decreased access to water due to climate issues.

Our corporate-driven sustainability initiatives in 2019 and projected 2020 measurements

The Company has conducted a high level survey of our manufacturing locations practices with regard to sustainability, climate issues and environmental, health and safety issues. While we believe we are taking several good measures for the environment, as detailed below, we believe some increased direction or corporate oversight, along with the adoption of impact goals, would be prudent. Improvements in these areas are good business and reflect our strong environmental commitment.

We have goals to increase use of energy reduction infrastructure enhancements and to increase recycling. In addition, we have adopted a corporate-wide environmental policy. The policy specifically provides, among other things, that as a company we seek to manage energy consumption, conserve water, increase energy efficiencies, and manage waste and hazardous materials.

As stated above, we recognize that pollution, natural resource scarcity and climate change are serious issues that require credible actions and global solutions. However, our greenhouse gas emissions, while believed to be low, are not consistently measured by all manufacturing facilities in the ordinary course of their businesses. Therefore, we have chosen to measure and report on our energy consumption as a baseline next year in 2021 and will consider goals in relation thereto. The Company will also report on its water usage and will consider whether goals related thereto are appropriate.

Our stewardship

We believe we are good stewards of the environment and contribute to our communities and sustainability and climate issues in several ways. Our operating units employ a variety of productivity measures that have positive sustainability impacts. These activities vary depending on several factors, including location and products manufactured. For instance, Nordisk Aviation Products obtains almost 100% of its power needs from hydropower because of its location in Norway. Some of our sites in warm climates with low humidity use evaporative cooling to cool their buildings, which emits less CO2 and uses less power than air conditioners. Our decentralized structure enables our operating units to identify productivity measures that are tailored to their operations and have a positive impact on the environment. Other examples of our environmental contributions include:

Infrastructure improvements to reduce energy usage

•	Many of our facilities have replaced heating and/or air conditioning units with higher efficiency units and installed air compressor systems, as well as energy efficient manufacturing equipment.
•	Several of our facilities have also recently installed energy efficient windows, stucco coatings, improved insulation and/or programmable thermostats to reduce heating/cooling costs.
•	More than 80% of our operating units use LED lights in their facilities.
•	The majority of our business utilize motion-sensing lights to reduce energy usage.
•	Our businesses, directly or through their electricity providers, use a variety of renewable energy sources including hydropower, solar, nuclear, and wind power.
•	Other efforts to reduce energy usage include:
○	Employing shutdown procedures for portions of facilities in low occupancy or usage areas
○	Reducing the number of work shifts
○	Conducting energy audits to identify opportunities to reduce energy consumption
○	Installing sky lights to reduce need for artificial light
○	Tinting windows to reduce cooling costs

We continuously look for opportunities to expand sustainable capacity by increasing energy efficiency and enhancing energy conservation through the incorporation of LED lighting, motion sensors, higher efficiency air conditioning units, air compressor systems, energy efficient manufacturing equipment, energy storage, and other energy reduction efforts and we intend to monitor these improvements more closely and increase our conservation efforts.

Waste and water reduction efforts

•

Our businesses reduce waste through recycling. Nearly all of our operating units recycle metal. Over 80% recycle paper and cardboard. The majority of our businesses recycle plastic, used batteries, and used oil.

•	Our businesses use a variety of methods for managing and reducing waste streams including waste reduction programs and using more environmentally-friendly compounds in their manufacturing processes.
•

We are committed to minimizing our waste, with recent improvements including separating oil and water to eliminate oil waste, using low-phosphorus detergent to wash hardware, deploying activated carbon filtration in ventilation systems to reduce poisonous liquid and gas emission, and implementing a dust filtration system.

•	Some of our facilities have water reduction programs to aid in water conservation efforts.

Again, we intend to monitor these improvements more closely and increase our waste reduction efforts.

Our products in action

•	A number of our business units are engaged in efforts to reduce the weight of their products in order to enhance aircraft fuel efficiency.

Health and Safety

We are committed to ensure the health and safety of our employees, customers and users of our products. We are committed to building, designing, maintaining, and operating our facilities to effectively manage process safety and other hazards, and to minimize process and product risks. We expect our business units to operate in a diligent and responsible manner. We also seek to empower and support our employees to make health and safety a priority and to prevent accidents and promote a safe environment. We expect personnel to report and communicate risks, potential hazards, incidents and near hits so that they can be investigated and appropriate action can be taken.

Quality Assurance and Innovation

As a supplier to the aerospace industry, quality, safety, and reliability are of utmost importance. We strive to provide products and services that meet or exceed our customers’ requirements for quality and reliability. All of our operating units are expected to comply with all applicable laws, regulations, and quality control standards.

We maintain a consistent focus on quality and innovation to benefit our customers. We invest in our business and the businesses that we acquire with clear objectives in mind to create significant stakeholder value: improving product quality and ensuring on-time delivery. Our operating units deliver on those objectives by innovating not just across their product lines, but in all aspects of the business – from manufacturing equipment and processes to supply chain infrastructure to operations. As we have grown and evolved over the past 26 years, that commitment to innovation and service to our customers has remained unwavering. Our businesses seek to deliver reliable, best-in-class products on time to our customers. Our company-wide culture of innovation makes it happen and drives our customers to continue to select us when new business opportunities arise.

Many of our operating units have obtained certifications, such as ISO 9001 and AS 9100, in furtherance of this objective. Our businesses strive to ensure the safety of their products through employee training and high inspection rates and monitoring and analysis of any quality concerns from their customers.

For more information surrounding our commitment to ensuring the quality of our products and services, please visit our business units’ webpages.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 27, 2020 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class(4)
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	5,436,077	10.13%
Capital International Investors(2) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90071	5,190,901	9.67%
BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	3,825,035	7.12%

(1)

Information obtained from a Schedule 13G/A filed by The Vanguard Group on October 10, 2019 on behalf of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. reporting holdings as of September 30, 2019. Vanguard Group, Inc. has sole voting power over 59,305 shares and shared voting power over 12,987 shares.

(2)

Information obtained from a Schedule 13G/A filed by Capital International Investors, a division of Capital Research and Management Company, on February 4, 2019 and a Form 13F-HR filed by Capital International Investors on November 14, 2019 reporting holdings as of September 30, 2019.

(3)

Information obtained from a Schedule 13G/A filed by BlackRock Inc. on February 6, 2019 on behalf of BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. and a Form 13F-HR filed by BlackRock Inc. on November 8, 2019 reporting holdings as of September 30, 2019. BlackRock has sole voting power over 3,413,503 shares.

(4)	Percentage of ownership is based on 53,687,680 shares of common stock of the Company outstanding as of January 27, 2020.

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 27, 2020 with respect to each director and named executive officer of the Company and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficially Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class

David Barr	31,558	1,880	33,438	*

William Dries	1,316	12,278	13,594	*

Mervin Dunn	1,507	9,278	10,785	*

Michael Graff(2)	22,143	1,670	23,813	*

Sean P. Hennessy	31,814	9,278	41,092	*

W. Nicholas Howley(3)	26,735	1,101,156	1,127,891	2.06%

Raymond F. Laubenthal(4)	173,132	104,880	278,012	*

Gary E. McCullough	597	1,880	2,477	*

Michele Santana	206	575	781	*

Robert J. Small(5)	1,649,375	14,778	1,664,153	3.10%

John Staer	91	8,378	8,469	*

Kevin Stein	8,158	273,500	281,658	*

Michael Lisman	1,459	29,800	31,259	*

Robert Henderson	25,000	249,494	274,494	*

Bernt Iversen	5,010	229,934	234,944	*

All directors and executive officers as a group (18 persons) (6)	1,988,097	2,207,129	4,195,226	7.51%
*	less than 1%
(1)

Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of January 27, 2020. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of January 27, 2020, but excludes shares underlying options held by any other person. Percentage of ownership is based on 53,687,680 shares of common stock of the Company outstanding as of January 27, 2020.

(2)

Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children, 13,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children and 1,200 shares held directly by Mr. Graff’s wife.

(3)

Includes options to purchase 1,924 shares that are held by Bratenahl Capital Partners, Ltd (“Bratenahl”). By virtue of his indirect ownership interest in Bratenahl, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein. Also includes options to purchase 958,955 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family.

(4)

Includes 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.

(5)

Includes 1,553,626 shares held by entities related to Berkshire Partners LLC. Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 37,066 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.

(6)

Includes shares subject to options exercisable within 60 days of January 27, 2020. Includes (i) 3,382 shares held by Mr. Graff as trustee, 13,096 held by a trustee of a trust created by Mr. Graff’s wife and 1,200 shares held by Mr. Graff’s wife (see footnote (2)),

(ii) 1,924 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl, and 958,955 shares held by Mr. Howley as trustee (see footnote (3)), (iii) 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 1,553,626 shares held by entities related to Berkshire Partners LLC and 37,066 shares held by Mr. Small as trustee (see footnote (5)), (v) 8 shares held by Halle Terrion as custodian for her children, and (vi) 10 shares held by Sarah Wynne’s husband.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Regulation S-K Item 404, are approved by the Board pursuant to the policy.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes TransDigm’s compensation program for its executive officers. For fiscal 2019, our named executive officers are:

•	Kevin Stein, President and Chief Executive Officer
•	W. Nicholas Howley, Executive Chairman
•	Michael Lisman, Chief Financial Officer
•	Robert Henderson, Vice Chairman
•	Bernt Iversen, Executive Vice President – Mergers & Acquisitions and Business Development

Executive Compensation Philosophy — Overview and Key Take-Aways

As our investors are well aware, TransDigm’s guiding mission is unique amongst public companies in that our company goal is to provide the liquidity of a public company with private equity like returns. By extension, our executive compensation program is designed with this private equity philosophy in mind and thus has the primary goal of closely aligning the interests of executives and other key employees with those of stockholders.

The Compensation Committee applies this philosophy with a focus on designing a competitive total compensation package that enables the Company to attract and retain qualified executives and senior management based on their responsibilities and the Company’s performance. The Committee is mindful that much of the competitive talent pool is in the private markets where ownership principles are heavily ingrained in the leadership team and reflected in compensation programs. As a result, management’s salaries are well below peer medians, but there is considerable upside potential if the Company delivers superior or private equity-like performance.

To ensure that management interests are completely aligned with those of stockholders, the key tenets of the Company’s executive compensation program are:

✓    Incentives that are 100% performance-based

✓     Robust performance conditions that ensure no vesting unless targets are met

✓     Ownership policies that encourage long-term stock retention

✓     Dividend Equivalent Rights to “make-whole” executives who hold vested performance options

✓     Limited fixed cash compensation (i.e., salary and annual incentive)

Incentives are 100% Performance-based

Both annual and long-term incentives are tied to Company performance against Annual Operating Performance (“AOP”) growth each year, with minimum vesting at 10% growth and maximum vesting at 17.5% growth. Short-term incentives incorporate both AOP and EBITDA (as defined in the Company’s Credit Agreement), weighting each factor 50%. Long-term incentives are subject to achievement of cumulative growth targets over the applicable multi-year period. The Committee believes that the additional metric underpinning short-term incentives and the use of cumulative growth rates for long-term incentives mitigate any risk potentially associated with the use of the same metric of both annual and long-term incentives.

Robust Performance Conditions for Options

Performance incentives are subject to rigorous vesting hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the cumulative growth rate required is 17.5% for each performance period. The Committee chose the AOP metric to focus management on EBITDA growth, management of capital structure, cash generation, and acquisition performance.

Future capital structure changes are accounted for by adjustments made at the time such events occur. For instance, targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or other form of return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather simply ensures that the IRR targets identified by the Committee are maintained.

How do we achieve our target growth? As described above, our long-term objective is to give stockholders well performing, private equity-like returns. We believe use of AOP as a metric best aligns management with that goal. In order to get to 17.5% growth, we must focus on underlying business operations, capital structure and utilization and growth through acquisitions. Generally, and on average, we plan to achieve our growth target as follows:

We believe use of this AOP option target maximally incents our leadership team to drive sustainable long-term value for all stockholders. As defined, AOP growth effectively assesses value creation by taking into account many aspects of the Company’s performance without focusing on a single measure. As such, it is unique — eliminating the need for several different metrics—and achieves an unusually high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Incentivize Long-Term Executive Stock Ownership

To ensure continued alignment of management interests with those of stockholders, the Committee has adopted rigorous stock ownership guidelines that require the Executive Chairman to own at least $10 million in Company equity and the Chief Executive Officer to own at least $6 million in Company equity, including in each case at least half in actual common stock. Other named executive officers are subject to lower, though similarly robust, guidelines. These robust guidelines, coupled with a strict prohibition on pledging, hedging and derivative trading for all employees have ensured that all executives have and will continue to have a significant amount of value held in Company stock, thereby solidifying ongoing direct alignment with stockholders. All named executive officers have exceeded their respective guidelines.

To ensure that optionholders are incentivized to retain (as opposed to exercise and sell) fully vested performance options, the Committee believes it critical to equate employees to stockholders, ensuring they are not deprived of the benefits of being a stockholder. To that end, the Committee determined that optionholders be entitled to dividend equivalents.

Dividend Equivalents Explained

Dividend decisions, like at other companies, are a capital structure decision made by the Board based on the Company’s operations, cash flows, credit structure, availability of cash or borrowing capacity, outlook for acquisitions, favorable capital market conditions, the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities. However, unlike other companies, because of the Company’s consistent high cash flow and strategic view of leverage, the Company has historically paid special dividends that are unusually large and hard to predict.

It is important to note that dividend decisions are made exclusive of the compensatory impact. And vice versa—compensation decisions are made without regard to the possibility of future dividend equivalent payments (DEPs).

To align management and stockholders, the Company’s dividend equivalent plans provide optionholders with the right to receive DEPs if the Board declares a dividend on the Company’s common stock. The Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale of the vested option and could undermine the alignment of their interests with those of stockholders.

	DEP	NO DEP
Stock Price Before Dividend	$100	$100
Option Strike Price	(25)	(25)

Option Value to Holder	75	75

$50 Dividend:
Stock Price After Dividend	$50	$50
Option Strike Price	(25)	(25)

Option Value to Holder	25	25

Dividend Equivalent Right	50	—

Value to Option Holder	$75	$25

No DEP Would be Significant Disincentive for Executive Management Team Who Receives Majority of Compensation in Stock Options

Importantly, pursuant to the DEPs, employees receive dividend equivalent payments on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested.

As illustrated above, the Committee believes that excluding employees from sharing in the capital return to all stockholders would be contrary to incentivizing them to maintain alignment with stockholder interests.

Limited Cash Compensation

Given the emphasis on performance-conditioned incentives, fixed cash executive compensation represents a reduced percentage of total compensation. In the case of Executive Chairman Mr. Howley and Vice Chairman Mr. Henderson, following amendments to their employment agreements in 2015 and 2016, respectively, they receive no base salary or annual incentive in cash except for nominal amounts to cover participation co-premiums for health insurance and related taxes. Moreover, for other executives that receive cash compensation, the Company benchmarks between the third quartile of the Company’s peers.

Compensation Philosophy is Working

That the Committee philosophy is creating value for stockholders is evidenced by:

✓	Strong Ownership Culture

o	Management holds ≈ 11% of available equity on a fully diluted basis

o	6.4 million stock options outstanding, of which 3.9 million stock options are fully vested

o	≈ 260 employee stock option holders

✓	Long-term Growth in Stockholder Value

✓	Capital Returned to Stockholders

o	$133.50 per share in dividends since 2014, or $7.3 billion, in five special dividends including a $30 per share special dividend paid in fiscal 2019 and a $32.50 special dividend paid in January 2020.

o	$598 million in share repurchases in the last five years.

✓	Exceptional Operational Performance Growth

o	FY 1993 – 2019 Revenue CAGR 20%

o	FY 1993 – 2019 EBITDA as Defined CAGR 24%

o	EBITDA as Defined margin expansion from 20% to almost 50%

✓	Operational Excellence Continues

o	FY 2019 Revenue Growth of 37%

o	FY 2019 EBITDA As Defined Growth of 29%

o	TDG stock hit an all-time high during FY 2019 and continues to trade at record levels to date in FY 2020

✓	Strategic Acquisitions Continue

o	FY 2019 – Completed Esterline acquisition for approximately $4 billion

✓	Executive Pay is Completely Aligned with Company Performance

o	No cash compensation for Executive Chairman and Vice Chairman (except for nominal amounts for health care co-premium and related tax)

o	Equity awards performance-conditioned

o	No tax gross-ups

o	Dividend equivalent payments received based on dividends paid to all stockholders

Conclusion

During fiscal 2019, the Company continued to excel in its operations and the stock price reached its all-time high, creating significant value for stockholders. The Company’s ongoing progress in executing its strategy for building and sustaining stockholder value, coupled with a compensation program heavily leaning toward performance-based criteria, form an appropriate framework within which executive compensation decisions are made by the Committee.

Excellence in Performance

Operationally, the Company had yet another good year in fiscal 2019 with both strong organic and acquisition growth.

	FY2019		FY 2018

Revenue	$5.2 billion	+ 37%	$3.8 billion

Net Income from Continuing Operations (1)	$839 million	-13%	$962 million

GAAP Earnings Per Share (1)	$12.94 per share		$16.28 per share

EBITDA As Defined	$2.4 billion	+29%	$1.9 billion

Adjusted Net Income (1)	$1,028 million	+4%	$991 million

Adjusted Earnings Per Share (1)	$18.27 per share		$17.83 per share

(1)

Note GAAP earnings per share and adjusted earnings per share figures were positively impacted by the enactment of US Tax Reform in FY 2018, thus negatively impacting the year-over-year comparison in FY 2019.

EBITDA As Defined, Adjusted Net Income and Adjusted Earnings Per Share are all non-GAAP Measures. See Annex A to the 2019 annual report accompanying this proxy statement for a historical reconciliation of EBITDA As Defined to Net Income and Adjusted Net Income.

The Company continued its focus on effective capital allocation in fiscal 2019 through its purchase of all the outstanding shares of Esterline Technologies Corporation (NYSE: ESL) for $122.50 per share in cash, or approximately $4 billion in March 2019. It was the largest acquisition in the Company’s history. Esterline originally included a collection of over 20 operating units that primarily develop, produce and market products for the aerospace and defense industry. This acquisition expands the Company’s platform of proprietary, sole source content with significant aftermarket exposure for the aerospace and defense industry. Esterline is hence highly complementary to our legacy business, and will help us continue to deliver the private equity-like returns our investors have come to expect from investment in our stock.

Alignment of Executive Interests

The Committee believes that the superior operational performance and consistent stock price outperformance is a direct consequence of the continued alignment of the interests of management with those of stockholders. We believe that the confluence of these interests incentivizes management to execute on initiatives that drive the long-term success of the Company and continue to drive sustainable value creation for all its stakeholders.

Performance-driven Compensation

Critical to maintaining the link between management and stockholders is our executive compensation program. The performance-based incentives underscore the link between executive pay and Company performance. Pursuant to the amendments to their employment agreements, our Executive Chairman and Vice Chairman receive all but $7,000 and $10,000, respectively, (for healthcare and related taxes) in performance options – effectively 100% of their compensation is performance-based. Multi-year performance periods with robust performance hurdles ensure execution of initiatives that create long-term value. Once the performance options vest, stringent stock ownership guidelines coupled with the strict prohibition on hedging and pledging of Company shares ensure the prevalence of an ownership culture amongst executives that underpins the convergence of the interests of management and stockholders, ultimately responsible for the tremendous stockholder value evidenced over the history of the Company.

Hence, the Committee and Board are recommending that stockholders approve the advisory vote on executive compensation.

Executive Compensation Program

The Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers. Mr. Howley recommends to the Committee, for its approval, option awards and salary and bonus awards for Mr. Stein and, in conjunction with Chief Executive Officer Mr. Stein, recommends to the Committee, for its approval, option awards and compensation arrangements for Mr. Henderson and Mr. Iversen. Mr. Stein recommends to the Committee, for its approval, option awards and salary and bonus amounts for all other officers (other than Mr. Howley). The Committee reviews Mr. Howley’s and Mr. Stein’s recommendations and ultimately determines the salary, bonus and option award, if applicable. The Committee determines Mr. Howley’s salary and bonus amounts (from which his option award is determined) without input. Generally, individual performance, company performance, market conditions and other factors are considered in determining compensation. The Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that it makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

2019 Compensation Committee Actions

The Committee took routine actions during 2019, including granting stock options and approving annual salaries and bonuses.

As disclosed in last year’s proxy statement relating to the Company’s 2019 annual meeting, the Committee approved a Third Amended and Restated Employment Agreement with Robert Henderson whereby Mr. Henderson serves as Vice Chairman of the Company. Mr. Henderson’s prior employment agreement was scheduled to terminate on December 31, 2018. Mr. Henderson is responsible for the integration of the Esterline business. Mr. Henderson’s Employment Agreement replaced his prior Second Amended and Restated Employment Agreement dated January 25, 2018. The term of the Employment Agreement will expire on December 31, 2021, unless earlier terminated by the Company or Mr. Henderson. Mr. Henderson’s Employment Agreement contemplates that he will spend full time working for the Company. This is a change from the prior agreement, which contemplated that Mr. Henderson would work approximately three-quarters time. Under the terms of Mr. Henderson’s Employment Agreement, Mr. Henderson will receive equity compensation in lieu of cash compensation for salary and bonus on similar terms to those contained in the employment agreement of Mr. Howley, the Company’s Executive Chairman. Under the terms of his Employment Agreement, Mr. Henderson will receive $10,000 in cash to cover his employee co-premiums for health benefits and related taxes and, for 2019 salary, a grant of options calculated on a Black Scholes basis with a 37.5% risk premium equal to $750,000. In addition, Mr. Henderson is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 80%, which will be paid in options calculated in the same manner as his salary. Mr. Henderson may give notice one time during the term of the Employment Agreement if he wishes to discontinue his receipt of equity compensation effective with his bonus or as of the following year. Other than the manner in calculating the option grant, which was a fixed number in Mr. Henderson’s prior employment agreement, these provisions did not change materially from the prior employment agreement. See “Employment Agreements – Employment Agreements with Other Named Officers” on pages 52-53 for further information and a more complete description of the agreement.

In addition, in August 2019, the Board of Directors, at the recommendation of the Committee, adopted the 2019 Stock Option Plan, which was approved by stockholders on October 3, 2019. In recognition of emerging best practices, the Board of Directors incorporated into the 2019 Stock Option Plan (and made corresponding changes to the existing 2014 Stock Option Plan) the following provisions:

•

Elimination of liberal share recycling – the 2019 Stock Option Plan (as well as the amended 2014 Stock Option Plan) do not permit the recycling of shares (i.e., shares surrendered to pay the exercise price or taxes related to an exercise of a participant’s stock option would be extinguished under the plans and will not be available for future issuance.

•

Restricted transferability – the 2019 Stock Option Plan (as well as the amended 2014 Stock Option Plan) expressly eliminate Committee discretion to permit transferability of options beyond limited circumstances. Options may not be transferred except, if permitted by the Committee, to members of the participant’s family, trusts or other entities for the benefit of one or more members of the participant’s family or to charitable institutions.

•

Clarified clawback provision – the 2019 Stock Option Plan (as well as the amended 2014 Stock Option Plan) clarify the recoupment provisions to include that clawback recovery would be applicable to not just the options granted under the plans but also to shares of stock acquired upon exercise of any proceeds from the sale thereof.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

Overview

We intend that the largest portion of management’s potential earnings be based on total stockholder return. We accomplish that by granting performance-based stock options pursuant to our option plans; the option plans authorize only stock options and do not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance. Our stock option program covers management at the corporate level and our 50 operating units, for a total of approximately 260 people. Performance-based stock options reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by holding management to a minimum 10% AOP growth trajectory before any options can vest. Such structure effectively aligns the interests of stockholders and management. We only grant options that vest upon performance targets. We do not grant options that merely vest based on the passage of time.

Generally, the Committee does not make regular annual grants of options to its employees (other than to the Executive Chairman and, starting in fiscal 2020, the CEO). Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, the Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee has four or five years of future option vesting in order to promote maximizing long-term value.

Stock options vest based on the achievement of specific performance-based targets. Generally, initial options vest up to 20% annually based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Options awarded to Mr. Howley have different vesting provisions and options awarded to Mr. Howley and Mr. Henderson in lieu of salary and incentive compensation also have different vesting provisions. See “Employment Agreements – Employment Agreement with Mr. Howley, Executive Chairman” and “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 50-52 and 52-53, respectively, for further information.

Performance-based Option Vesting at Rigorous Targets

Option vesting is subject to rigorous performance hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in annual operating performance (AOP). For maximum vesting, the growth rate required is 17.5% for each performance period. The Committee identified this CAGR range as an appropriate driver of our management team at the base and maximum payout thresholds because it will incent them to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance, as appropriate to the different performance periods. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. As described below, they are set by taking the prior year’s AOP and increasing such amount by 10% and

17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart below, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

Targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends and share repurchases. To simplify, option targets and vesting are basically calculated as follows:

AOP, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use AOP growth (i.e., growth in intrinsic equity value) as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that management has focused on achieving since its inception in 1993.

•	Over the long term, we believe that market value of our stock will generally follow intrinsic value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2019, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012, our four acquisitions totaling $1.6 billion in 2015 and our acquisition of Esterline totaling $4.0 billion in 2019.

Targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return of value to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.

Other Option Terms

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

In addition to vesting based on operational targets, in the event of a change in control, options become fully vested. The Company does not provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the NYSE exceeds two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Treatment of Options for Executives Upon Termination

Option agreements for certain officers, including all of the named executive officers, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During second fiscal year after grant date	20%

During third fiscal year after grant date	40%

During fourth fiscal year after grant date	60%

During fifth fiscal year after grant date	80%

After fifth fiscal year after grant date	100%

(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

The option agreements for options awarded to Mr. Howley provide for continued vesting following a termination of Mr. Howley by reason of death, disability, without cause, for good reason or retirement as described in detail under “Potential Payments Upon Termination or a Change in Control – Termination Payments for W. Nicholas Howley, Executive Chairman” on pages 45-46.

2019 Grants

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,184,680 shares of common stock were granted under the program in fiscal 2019. The number of shares subject to the 2014 Stock Option Plan is 5,000,000, of which 1,797,892 shares remained available for granting under the plan as of September 30, 2019. The number of shares subject to the 2019 Stock Option Plan is 4,000,000, of which all shares remain available for granting under the plan as of September 30, 2019.

Dividends and Dividend Equivalents

Dividends

Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation optionality and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities.

Our preference for capital allocation is to make accretive acquisitions or invest in existing businesses. But, when acquisitions are not available, we elect to allocate capital to return to stockholders. Because of the constantly dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geo-political activity, competitive industry opportunities and pressures, these special dividends are unpredictable, episodic, and, unlike other companies, have historically been very large. Most recently, the Company paid a dividend of $30.00 per share in fiscal 2019 and a $32.50 dividend in fiscal 2020. The Company also paid two dividends, totaling $46.00 per share, in fiscal 2017. However, the Company paid no dividends in fiscal 2015, 2016 or 2018.

Dividend decisions are made exclusive of compensatory impact. And compensation decisions are made without regard to the possibility of dividend equivalent payments. However, due to the unique structure of our executive compensation program, which significantly underpays relative to peers, short term but provides extraordinary upside in the long term, the Committee believes our use of DEPs are critical to the understanding of what motivates our executive team.

Dividend Equivalent Payments (DEPs)

In order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, we have dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments (DEPs) if the Board declares a dividend on the Company’s common stock. Maintaining an even playing field between constituencies is important to and consistent with the Company’s private equity compensation philosophy. As such, the Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale (e.g., to satisfy tax obligations) of vested options and could undermine the alignment of their interests with those of stockholders.

It is important to note that because our executives believe that our options are a good long-term investment, many of them hold options for a long period of time, maintaining alignment with stockholders. For example, almost half of the DEPs paid to Mr. Howley in 2019 were paid on vested options that been held for over five years.

Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth without a hyper focus on short term stock price fluctuations.

Importantly, pursuant to the dividend equivalent plans, employees receive DEPs on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested. Optionholders who hold vested stock options at the time a dividend is paid will receive a cash DEP equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options will receive a cash DEP equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Restricted Stock and Other Equity Awards

Neither the 2014 stock option plan nor the 2019 stock option plan include the ability to issue restricted stock or any equity awards other than options.

Stock Ownership Guidelines

We require management to maintain a significant personal investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Elected officers must retain half of their retention limit in stock. Mr. Howley is required to hold $10 million in aggregate value, Mr. Stein is required to retain $6 million in aggregate value and the other named executive officers are required to hold $1.5 - $2.5 million in aggregate value of stock or vested options.

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to achieve compliance with the holding requirement.

No director, officer or employee is permitted to pledge Company stock or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s stock. All of the directors and executive officers are in compliance with this policy.

Base Salary

Executive Officers

Our philosophy is to pay base salaries at a level pegged at the lower end of similarly situated companies, preferring instead to weight the compensation of officers through performance-based equity. Specifically, we aim to pay fixed cash compensation to most executives in the third quartile of the Company’s peers. Cash compensation for executive officers in fiscal 2019 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the prior year’s survey described below.

Consistent with the factors annually considered by the Committee, the Committee determined that, effective January 1, 2019, the base salaries of Messrs. Stein, Lisman and Iversen should be $1,060,000, $470,000 and $450,000 per year, respectively. Mr. Iversen’s salary decreased from the previous year because he reduced his work commitment to the Company in contemplation of retirement following his completion of activities relating to the Esterline integration. As discussed elsewhere in this proxy statement, Mr. Howley and Mr. Henderson do not receive a salary pursuant to the terms of their respective employment agreements. The only cash compensation each is entitled to is in the amount of $7,000 and $10,000, respectively, and is for health insurance and related taxes. The remaining compensation of each is paid in performance-based stock options. To put this in context, 100% of compensation of two of the top executives with the ability to influence the achievement of targets, have been incentivized purely through rigorous incentives that will drive value for stockholders. The Committee is confident this structure will promote the best alignment possible with our stockholders by holding them to rigorous operational achievements to vest.

More specifically, and again in accordance with his employment agreement, the Committee granted Mr. Henderson options to purchase 9,743 shares in lieu of 2019 salary. Mr. Howley received options to purchase 14,459 shares in lieu of 2019 salary, calculated in accordance with his employment agreement. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” and “– Employment Agreement with Mr. Howley, Executive Chairman” on pages 50-53 for more details.

Use of Independent Compensation Consultant; Peer Considerations

The Compensation Committee typically engages a compensation consultant to review aspects of compensation every two years. In October 2017 the Committee engaged Veritas Executive Compensation Consultants to do a survey of total standard compensation components for the Company’s chief executive officer, chief operating officer, chief financial officer and an executive vice president. In doing so we specifically asked that they exclude DEPs for two reasons—first, because we think of DEPs more as putting the executive in the place of the stockholder without requiring an exercise (and typically accompanying sale to, for example, offset taxes) and second, because including episodic DEPs in a compensation exercise is not going to be as insightful as the anomalies of DEPs will distort any peer analysis.

Veritas used a peer group based on enterprise value at the Committee’s prior direction because we manage our business based on the enterprise value and EBITDA growth. The Committee previously rejected a revenue peer group as being not comparable with the Company because the Company’s market capitalization and enterprise value far exceeded those of the potential revenue-based peers. Companies were evaluated for inclusion in the peer group based on satisfying several of the following criteria: having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders and being in the same Global Industry Classification Standard (GICS) industry group and sub-industry group as the Company. The Company used as its peer group the following companies:

Allison Transmission Holdings, Inc.	Fastenal Company
Ametek, Inc.	Flowserve Corporation
Amphenol Corporation	L-3 Communications Holdings, Inc.
AO Smith Corp.	Masco Corporation
Ball Corporation	PACCAR Inc.
BorgWarner Inc.	Parker-Hannifin Corporation
C.R. Bard	Rockwell Automation, Inc.
Colfax Corporation	Rockwell Collins, Inc.
Cummins Inc.	Roper Industries, Inc.
Dover Corporation	Stanley Black & Decker, Inc.
Textron Inc.

Annual Incentives

Executive officers participate in an annual incentive program. The annual incentives are paid in cash to the executive officers other than Messrs. Howley and Henderson (who receive their annual incentives in performance-based options). Target incentive amounts are based on a percentage of the officer’s salary pursuant to their respective employment agreements. The award structure, pay out contingencies and mechanics are fully transparent and can be easily ascertained by a third party following the calculations set forth below. Importantly, this process is non-discretionary and based on an objective assessment of the Company’s financial performance as follows:

•	(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•

(a) the Company’s “Annual Operational Performance per Diluted Share” (AOP) as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

Committee Discretion

The Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

2019 Targets and Actual Awards

In fiscal 2019, the non-discretionary incentive calculation of EBITDA As Defined and AOP, with each component weighted equally, yielded 127.1% of the target. The Company’s EBITDA As Defined was $2,466.6 million and the midpoint of the Company’s initial guidance, as adjusted by the incremental EBITDA As Defined guidance attributable to the Company’s acquisitions and divestiture of EIT was $2,254.6 million. The Company’s actual AOP was $252.39 as compared to the AOP target of $174.40. The $174.40 target represented growth of 17.5% from the fiscal 2018 Annual Operational Performance per Diluted Share. The increase in the actual Annual Operational Performance per Diluted Share over the target was primarily attributable to acquisitions during the year.

For fiscal 2019, Messrs. Stein, Lisman and Iversen’s target incentive were set at 125%, 80% and 80%, respectively of their respective base salaries. The target incentives (in dollars), the calculated incentives based on the plan as described above, and the actual amounts awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)
Kevin Stein	1,325,000	1,684,075	1,750,000
Michael Lisman	376,000	477,896	500,000
Bernt Iversen	360,000	457,560	460,000

Mr. Henderson’s target incentive value was set at 80% of his annual salary, or, in dollars $600,000 and his calculated incentive value was $762,600. The Committee determined that Mr. Henderson should be awarded a bonus reflecting a value of $800,000 for fiscal 2019. Mr. Henderson receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements – Employment Agreement with Other Named Executive Officers on pages 52-53 for more details.

Mr. Howley’s target incentive value was set at 125% of his annual salary or, in dollars $1,712,085 and his calculated incentive value was $2,176,060. The Committee determined that Mr. Howley should be awarded a bonus reflecting a value of $2,250,000 for fiscal 2019. Mr. Howley receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements – Employment Agreement with Mr. Howley, Executive Chairman” on pages 50-52 for more details.

Perquisites

The Company provided no perquisites in 2019.

Employment Agreements

For a description of existing employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Talent Retention and Development

We value our employees as they are the talent that helps ensure our future success. As we grow and complete large acquisitions, like the Esterline acquisition this past year, our reliance on our employees and management and our succession planning become more critical. To support the advancement of our employees, we offer training and development programs encouraging advancement from within and continue to fill our team with strong and experienced management talent. We leverage both formal and informal programs to identify, foster, and retain top talent.

As a fast-growing company, we have a continuing need for strong leaders, and with a large workforce, we look internally for emerging leaders. We have established TransDigm University to satisfy this need. TransDigm University is a formal mentoring and education program with a formal curriculum and with established leadership serving as mentors. Program participants learn and develop more advanced skills leading to higher contribution and satisfaction within their roles, while mentors enhance their leadership capabilities by helping others progress. This program helps in identifying top performers, improving employee performance and retention, increasing our organizational learning, and supporting the promotion of our current employees.

TransDigm’s Management Development Program (MDP) identifies new talent and prepares them for success within our organization. The program hires recent MBA graduates who will work for three eight- month stints at a selection of operating units. Program participants gain experience in developing, manufacturing, and selling aerospace components with the intent of becoming fully immersed in the operations of our business. Once the program is complete, MDP participants will be better equipped with the knowledge and experience needed to excel as a manager at TransDigm. Our goal for successful MDP participants is to hire them on a full-time basis at an operating unit.

TransDigm’s executive team also mentors rising talent on a more informal basis. This informal mentorship achieves a number of goals including accelerating the development of top performers, increasing organizational learning, and improving employee performance and retention. The executive team also commits substantial time to evaluating the bench strength of our leadership and working with our leadership to improve their performance.

TransDigm University, MDP, and informal mentoring demonstrate our ongoing commitment and initiatives towards accelerating our future leaders.

Overview of Say-On-Pay Vote History & Advisory Firm Recommendation Effect

Our compensation philosophy and means of compensation has been very consistent since 2008. As more fully reflected in this Compensation Discussion and Analysis, we believe in paying below our peers in salary and bonus compensation and above our peers in equity compensation – in the form of options that vest on performance criteria. We pay dividend equivalent payments on options because of our unusual capital allocation strategy and we do not want dividend decisions to negatively impact our management. The Committee considers the ability of optionholders to share in the benefits of value creation right alongside our stockholders, as essentially making them whole for keeping fully vested options. The Committee does not consider the amount of DEPs when considering compensation. None of these features or philosophies have changed in over a decade.

In the initial years of Say-On-Pay (SOP), between 2011 and 2014, the Company maintained its existing historical practice of biennial option grants for our named executive officers. This grant pattern resulted in large reported compensation in alternating years, which in turn drove huge peaks and valleys in our SOP voting record with approximately 98%, 56%, 97% and 65%, respectively, of the votes cast were voted in support of the Say on Pay proposal. These gyrations occurred despite the Company’s consistent performance and the nearly identical nature of the compensation program.

During engagement with holders representing a majority of our shares, we learned that portfolio managers and analysts who make the investment decisions were nearly unanimously in favor of the Company’s compensation practices. Investor stewardship representatives were also generally in favor of the Company’s compensation practices, although representatives at a few stockholders found fault with a 280G clause, which was eliminated after the 2012 vote, and suggested enhanced disclosure to help shareholders get comfortable with our incentive compensation program. As we moved through ensuing years, the same pattern of grants, adverse recommendations, and communications continued and we eventually concluded a change was needed to break this pattern.

Following subsequent stockholder outreach efforts in 2014, the Company bolstered the alignment of the interests of management and stockholders by:

•	Increasing officers’ equity retention requirements and requiring half to be held in common stock;

•	Determining to issue the chief executive officer annual option grants, rather than biennial grants;

•	Adopting a new non-discretionary short-term incentive program, in lieu of the former discretionary bonus program;

•	Amending the insider trading policy to prohibit pledges, hedges and holding Company stock in margin accounts; and

•	Eliminating restricted stock and other broad equity awards from the 2014 Stock Option Plan.

The Company has continued to engage with stockholders regarding the Company’s compensation and other issues of importance to stockholders. For fiscal 2017, the Company reported a large magnitude of pay for the Company’s then-Chief Executive Officer, Mr. Howley, resulting from dividend equivalent payments related to two dividends totaling $46.00 per share paid during the year. For fiscal 2018, compensation for Mr. Howley was significantly less but Mr. Stein was promoted to Chief Executive Officer and received a large grant of options upon his promotion. On a combined basis, our CEO compensation again appeared to be high, but our compensation program features and philosophy remained steadfast.

The Company proactively engaged with investors in 2017-2019 with the following results:

•

In total, the Company engaged with 22 of the top 25 stockholders, representing 74% of the shares outstanding as of the record date for the 2018 annual meeting and engaged with 21 of the top 25 stockholders, representing 75% of the shares outstanding as of the record date for the 2019 annual meeting.

•

18 of the 22 stockholders engaged voted “FOR” Say-On-Pay and 17 of the 21 stockholders engaged voted “FOR” Say-On-Pay in 2019 and, in each case, were satisfied with the overall design of the executive compensation plan and its alignment with shareholders.

•	Of the stockholders engaged that voted “Against” Say-On-Pay, there was no consistent reason cited.

Even though no changes to the compensation program had occurred, one proxy advisory firm recommended against Say-on-Pay at the 2018 annual meeting and the stockholder vote of 64.64% in favor reflected that adverse recommendation. The vote at the 2019 annual meeting was slightly higher at 67.48%, also with one proxy advisory firm recommending against.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and three of the Company’s other most highly compensated executive officers serving as an executive officer at September 30, 2019 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Nonequity Incentive Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Kevin Stein, President and Chief Executive Officer (5)	2019	1,045,000	65,925	--	1,684,075	10,340,200	13,135,200
	2018	838,333	17,440	19,695,375	1,082,560	1,837,900	23,471,608
	2017	680,000	3,000	4,808,830	742,000	5,496,800	11,730,630
Michael Lisman, Chief Financial Officer	2019	467,500	22,104	12,411,600	477,896	937,673	14,316,773
	2018	250,365	12,512	761,541	157,488	33,197	1,215,103
W. Nicholas Howley, Executive Chairman	2019	7,000	--	13,577,620	--	47,058,288	60,642,908
	2018	7,000	--	12,330,335	--	791,262	13,128,597
	2017	7,000	--	9,772,881	--	51,243,221	61,023,102
Robert Henderson, Vice Chairman	2019	10,000	--	15,229,768	--	9,187,020	24,426,788
	2018	10,000	--	2,964,717	--	1,289,600	4,264,317
	2017	162,500	--	4,147,189	--	13,409,850	17,719,539
Bernt Iversen, Executive Vice President – Mergers & Acquisitions and Business Development	2019	475,000	2,440	8,572,000	457,560	8,794,600	18,301,600
	2018	537,500	21,280	1,214,400	478,720	1,396,300	3,648,200
	2017	492,500	1,000	3,318,770	424,000	9,823,500	14,059,770

(1)

Mr. Howley received all but $7,000 of his fiscal 2019 salary in options. The grant of options for calendar 2019 (i.e., including compensation for the first quarter of fiscal 2020) made during fiscal 2019 is included in the Option Awards column and represents $1,495,494 of the total. Mr. Henderson received all but $10,000 of his calendar 2019 salary in options. The grant of options for calendar 2019 (i.e., including compensation for the first quarter of fiscal 2020) made during fiscal 2019 is included in the Option Awards column and represents $1,007,718 of the total.

(2)

The Company has a performance-based annual incentive plan, with discretion to adjust awards by up to 20%. The calculated amount is disclosed in the Nonequity Incentive Compensation column and any additional amount is disclosed in the Bonus column.

For Mr. Howley, his calculated incentive for 2019 was $2,176,060 and he was awarded $2,250,000. Pursuant to his employment agreement, Mr. Howley received a grant of options in fiscal 2020 in lieu of the cash incentive relating to 2019. Notwithstanding that the incentive award was granted in fiscal 2020, because it is in lieu of prior year incentive compensation and bonus, the fair value of the grant, which is $2,373,772, is reflected as an option award in the Summary Compensation Table for fiscal 2019. For Mr. Henderson, his calculated incentive for 2019 was $762,600 and he was awarded $800,000. Pursuant to his employment agreement, Mr. Henderson received a grant of options in fiscal 2020 in lieu of the cash incentive relating to 2019. Notwithstanding that the incentive award was granted in fiscal 2020, because it is in lieu of prior year incentive compensation and bonus, the fair value of the grant, which is $1,296,250 is reflected as an option award in the Summary Compensation Table for fiscal 2019.

(3)

The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s stock option plans. See Note 18 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2019 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(4)

Represents amounts paid pursuant to the Company’s 401(k) plan equal to $16,600, $14,233, $280, $400 and $16,600 for Messrs. Stein, Lisman, Howley, Henderson and Iversen, respectively, and dividend equivalents paid on vested options equal to $10,323,600, $923,440, $47,058,008, $9,186,620, and $8,778,000 for Messrs. Stein, Lisman, Howley, Henderson and Iversen, respectively.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted and short term cash incentive award targets set in fiscal 2019 to the named executive officers.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
			Threshold (#)(2)	Target (#)(3)	Maximum (#)
Kevin Stein	11/05/18	1,325,000	--	--	--		--	--
Michael Lisman	11/05/18	376,000	30,000	120,000	120,000	(4)	347.17	12,411,600
W. Nicholas Howley	11/05/18	1,712,085	23,466	93,864	93,864	(5)	347.17	9,708,354
	11/05/18		8,371	33,484	33,484	(6)	347.17	3,463,250
Robert Henderson	11/05/18	600,000	15,000	60,000	60,000	(7)	347.17	6,205,800
	11/05/18		11,639	21,162	21,162	(8)	347.17	2,188,785
	4/25/19		12,500	50,000	50,000	(9)	476.81	6,720,000
Bernt Iversen	11/05/18	360,000	10,000	40,000	40,000	(7)	347.17	4,137,200
	4/25/19		8,250	33,000	33,000	(9)	476.81	4,435,200

(1)

Represents target amount of annual cash incentive. The annual incentive plan is described in detail and actual amounts awarded are disclosed on pages 34-35. Actual amounts paid under the incentive plan are disclosed in the Summary Compensation Table on page 39. Even though their target amounts are denominated in dollars, Mr. Howley and Mr. Henderson received their annual “cash” incentives for 2019 in options in accordance with their employment agreements.

(2)

Calculated to represent the amount that would vest if the minimum AOPs (as hereinafter defined) or EAOPs (as defined in footnote (9)) were met in the applicable years. If the AOP or EAOP is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP or EAOP may vest in the following year if there is an excess of AOP or EAOP in such year. In addition, any excess AOP or EAOP in a year may be carried forward in the following two years to make up deficiencies in AOP or EAOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP or EAOP be used more than once. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares.

(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

(4)

Represents options that vest as follows: 5% if the AOP is at least $161.43 and 20% if the AOP is at least $174.40 per diluted share on September 30, 2019 (as of September 30, 2019, the AOP was $252.39 so 20% of the options vested), 5% if the AOP is at least $177.57 and 20% if the AOP is at least $204.92 per diluted share on September 30, 2020, 5% if the AOP is at least $195.33 and 20% if the AOP is at least $240.78 per diluted share on September 30, 2021, 5% if the AOP is at least $214.86 and 20% if the AOP is at least $282.91 per diluted share on September 30, 2022 and 5% if the AOP is at least $236.35 and 20% if the AOP is at least $332.42 per diluted share on September 30, 2023. Amounts have been adjusted to reflect the $30.00 per share dividend paid in fiscal 2019.

(5)

Represents options that vest as follows: 10% if the AOP is at least $161.43 and 40% if the AOP is at least $174.40 per diluted share on September 30, 2019 (as of September 30, 2019, the AOP was $252.39 so 40% of the options vested), 10% if the AOP is at least $177.57 and 40% if the AOP is at least $204.92 per diluted share on September 30, 2020 and 5% if the AOP is at least $195.33 and 20% if the AOP is at least $240.78 per diluted share on September 30, 2021. Amounts have been adjusted to reflect the $30.00 per share dividend paid in fiscal 2019.

(6)

Represents options granted in lieu of calendar 2019 salary and fiscal 2018 bonus that vest as follows: 20% if the AOP is at least $161.43 and 80% if the AOP is at least $174.40 per diluted share on September 30, 2019 (as of September 30, 2019, the AOP was $252.39 so 80% of the options vested) and 5% if the AOP is at least $177.57 and 20% if the AOP is at least $204.92 per diluted share on September 20, 2020. Amounts have been adjusted to reflect the $30.00 per share dividend paid in fiscal 2019.

(7)

Represents options that vest as follows: 12.5% if the AOP is at least $214.86 and 50% if the AOP is at least $282.91 per diluted share on September 30, 2022 and 12.5% if the AOP is at least $236.25 and 50% if the AOP is at least $332.42 per diluted share on September 30, 2023. Amounts have been adjusted to reflect the $30.00 per share dividend paid in fiscal 2019.

(8)

Represents options granted in lieu of calendar 2019 salary and fiscal 2018 bonus that vest as follows: 40% immediately, 10% if the AOP is at least $161.43 and 40% if the AOP is at least $174.40 per diluted share on September 30, 2019 (as of September 30, 2019, the AOP was $252.39 so 40% of the options vest) and 5% if the AOP is at least $177.57 and 20% if the AOP is at least $204.92 per diluted share on September 30, 2020. Amounts have been adjusted to reflect the $30.00 per share dividend paid in fiscal 2019.

(9)

Represents options that vest based on the performance of the acquired Esterline businesses. As used herein, “EAOP” means the ratio of (1) the excess of (a) EBITDA of the businesses acquired in the Esterline acquisition times 12.5, as adjusted for the weighted EBITDA multiple of divestitures over (b) the full cash flow impact of the following items: EBITDA, imputed interest expense, other cash expenses not captured in EBITDA, including any non-recurring start-up or restructuring expenses, net working capital investment, capital expenditures, taxes, proceeds from divestitures net of fees and tax charges arising from the transaction, divestiture expenses, cash pension funding payments and any other transactions necessary to accurately reflect the business growth to (2) 30.0 million. Options vest as follows: 5% if the EAOP is at least $63.31 and 20% if the EAOP is at least $65.57 on September 30, 2019 (as of September 30, 2019, the EAOP was $125.37 so 20% of the options vested), 10% if the EAOP is at least $69.64 and 40% if the EAOP is at least $77.05 on September 30, 2020 and 10% if the EAOP is at least $76.61 and 40% if the EAOP is at least $90.53 on September 30, 2021. No adjustment is made for dividends paid on TransDigm stock.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and restricted stock subject to forfeiture as of September 30, 2019 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options that are Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	(1)	Option Exercise Price ($)	Option Expiration Date
Kevin Stein	188,100	--		191.79	11/13/2024
	--	71,000	(2)	269.42	11/10/2026
	85,400	128,100	(3)	324.38	04/25/2028

Michael Lisman	2,560	640	(4)	217.70	01/20/2026
	--	1,100	(5)	284.97	11/08/2027
	3,240	4,860	(3)	303.90	01/24/2028
	24,000	96,000	(6)	347.17	11/05/2028

W. Nicholas Howley (7)	273,336	--		82.67	03/04/2021
	350,000	--		130.09	11/19/2022
	156,190	--		191.79	11/13/2024
	133,517	--		226.34	11/06/2025
	45,912	--		230.72	12/10/2025
	41,888	--		269.42	11/10/2026
	--	116,786	(8)	269.42	11/10/2026
	--	119,884	(9)	284.97	11/08/2027
	34,056	8,515	(10)	284.97	11/08/2027
	37,546	56,318	(11)	347.17	11/05/2028
	26,787	6,697	(12)	347.17	11/05/2028

Robert Henderson	67,500	--		130.09	11/19/2022
	132,000	--		191.79	11/13/2024
	--	44,000	(2)	269.42	11/10/2026
	8,500	--		250.79	12/14/2026
	--	17,000	(5)	284.97	11/08/2027
	13,854	--		284.97	11/08/2027
	710	--		273.81	12/27/2017
	--	60,000	(13)	347.17	11/05/2028
	16,930	4,232	(14)	347.17	11/05/2028
	10,000	40,000	(15)	476.81	04/25/2029

Bernt Iversen	33,334	--		70.45	12/10/2020
	65,000	--		82.67	03/04/2021
	65,000	--		130.09	11/19/2022
	60,000	--		191.79	11/13/2024
	--	49,000	(2)	269.42	11/10/2026
	--	16,000	(5)	284.97	11/08/2027
	--	40,000	(13)	347.17	11/05/2029
	6,600	26,400	(15)	476.81	04/25/2029

(1)

As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. If the AOP (as hereinafter defined) or EAOP (as defined in footnote (16)) is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP or EAOP may vest in the following year if there is an excess of AOP or EAOP in such year. In addition, any excess AOP or EAOP in a year may be carried forward in the following two years to make up deficiencies in AOP or

EAOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP or EAOP be used more than once. AOP targets have been adjusted for dividends paid during the vesting period. EAOP targets have not been so adjusted.

(2)

Options vest as follows: 12.5% if the AOP is at least $110.72 and 50% if the AOP is at least $154.71 per diluted share on September 30, 2020 and 12.5% if the AOP is at least $121.79 and 50% if the AOP is at least $181.78 per diluted share on September 30, 2021.

(3)

Options vest as follows: 5% of the total award if the AOP is at least $140.47 and 20% of the total award if the AOP is at least $176.16 per diluted share on September 30, 2020, 5% of the total award if the AOP is at least $154.51 and 20% of the total award if the AOP is at least $206.99 per diluted share on September 30, 2021 and 5% of the total award if the AOP is at least $169.97 and 20% of the total award if the AOP is at least $243.21 per diluted share on September 30, 2022.

(4)	Options vest as follows: 5% of the total award if the AOP is at least $73.67 and 20% of the total award if the AOP is at least $121.93 per diluted share on September 30, 2020.

(5)

Options vest as follows: 12.5% if the AOP is at least $154.51 and 50% if the AOP is at least $206.99 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $169.97 and 20% if the AOP is at least $243.21 per diluted share on September 30, 2022.

(6)

Options vest as follows: 5% of the total award if the AOP is at least $177.57 and 20% of the total award if the AOP is at least $204.92 per diluted share on September 30, 2020, 5% of the total award if the AOP is at least $195.33 and 20% of the total award if the AOP is at least $204.78 per diluted share on September 30, 2021, 5% of the total award if the AOP is at least $214.86 and 20% of the total award if the AOP is at least $282.91 per diluted share on September 30, 2022 and 5% of the total award if the AOP is at least $236.35 and 20% of the total award if the AOP is at least $332.42 per diluted share on September 30, 2023.

(7)

All options for Mr. Howley except 1,924 options expiring March 4, 2021 (which are owned by Bratenahl Capital Partners and of which Mr. Howley disclaims beneficial ownership) and those expiring on November 10, 2026, November 8, 2027 and November 5, 2028 (which are owned by Mr. Howley directly) are owned by Mr. Howley’s family trust.

(8)	Options vest as follows: 25% if the AOP is at least $110.65 and 100% if the AOP is at least $131.67 per diluted share on September 30, 2020.

(9)	Options vest as follows: 25% if the AOP is at least $140.47 and 100% if the AOP is at least $176.16 per diluted share on September 30, 2020.

(10)	Options vest as follows: 5% of the total award if the AOP is at least $140.47 and 20% of the total award if the AOP is at least $176.16 per diluted share on September 30, 2020.

(11)

Remaining unvested options vest as follows: 10% if the AOP is at least $177.57 and 40% if the AOP is at least $204.92 per diluted share on September 30, 2020 and 5% if the AOP is at least $195.33 and 20% if the AOP is at least $240.78 per diluted share on September 30, 2021.

(12)	Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $177.57 and 20% of the total award if the AOP is at least $204.92 per diluted share on September 20, 2020.

(13)

Options vest as follows: 12.5% if the AOP is at least $214.86 and 50% if the AOP is at least $282.91 per diluted share on September 30, 2022 and 12.5% if the AOP is at least $236.25 and 50% if the AOP is at least $332.42 per diluted share on September 30, 2023.

(14)	Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $177.57 and 20% of the total award if the AOP is at least $204.92 per diluted share on September 30, 2020.

(15)

Options vest based on the performance of the acquired Esterline businesses. As used herein, “EAOP” means the ratio of (1) the excess of (a) EBITDA of the businesses acquired in the Esterline acquisition times 12.5, as adjusted for the weighted EBITDA multiple of divestitures over (b) the full cash flow impact of the following items: EBITDA, imputed interest expense, other cash expenses not captured in EBITDA, including any non-recurring start-up or restructuring expenses, net working capital investment, capital expenditures, taxes, proceeds from divestitures net of fees and tax charges arising from the transaction, divestiture expenses, cash pension funding payments and any other transactions necessary to accurately reflect the business growth to (2) 30.0 million. Remaining unvested options vest as follows: 10% of the total award if the EAOP is at least $69.64 and 40% of the total award if the EAOP is at least $77.05 on September 30, 2020 and 10% of the total award if the EAOP is at least $76.61 and 40% of the total award if the EAOP is at least $90.53 on September 30, 2021.

Option Exercises in Last Fiscal Year

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2019.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Kevin Stein	9,900	3,240,141

W. Nicholas Howley	136,664	53,560,755

Michael Lisman	--	--

Bernt Iversen	16,666	7,688,425

Robert Henderson	45,000	17,581,755

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Termination Payments for Kevin Stein, President and Chief Executive Officer

Pursuant to the terms of his employment agreement, if Mr. Stein is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2019, Mr. Stein had no unpaid but accrued salary and benefits. If Mr. Stein is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

Thus, if Mr. Stein had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2019, he would have received approximately $4,345,746 in base salary, bonus and benefits.

In addition, Mr. Stein’s stock option grants of November 2016 and April 2018 have provisions with regard to post-employment vesting. If Mr. Stein’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	20%

During the third fiscal year after date of grant	40%

During the fourth fiscal year after date of grant	60%

During the fifth fiscal year after date of grant	80%

After the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Stein had died, become disabled, been terminated by the Company without cause, or had resigned from his employment for good reason on September 30, 2019, 40% of his November 2016 grant and 20% of his April 2018 grant would have been permitted to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2019, Mr. Stein would have had 199,100 options vest, with a realized value of $42,983,499 (assuming the change in control price was $520.67 the closing price of the Company’s stock on the NYSE on September 30, 2019).

Termination Payments for W. Nicholas Howley, Executive Chairman

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2019, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2019, he would have received approximately $6,685,820 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was because he was not re-elected to the Board, he would have received approximately $3,687,361 in base salary, bonus and benefits.

Mr. Howley’s stock option agreement of November 2016 granting him 116,786 options vesting in 2020 has provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the third fiscal year after date of grant	60%

During the fourth fiscal year after date of grant	80%

After the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2019, 60% of his November 2016 options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2017 granting him 119,884 options vesting in 2020 has provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	33%

During the third fiscal year after date of grant	66%

After the third fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Mr. Howley’s stock option agreement of November 2017 granting him 25,543 options vesting in 2018-2020 and Mr. Howley’s stock option agreement of November 2018 granting him 93,864 options vesting in 2019 - 2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	40%

During the third fiscal year after date of grant	80%

After the third fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Mr. Howley’s stock option agreement of November 2018 granting him 33,484 options vesting in 2019-2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)

During the second fiscal year after date of grant	80%

After the second fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason or retired on September 30, 2019, 33% of his 119,884 options and 40% of his 25,543 November 2017 options, none of his November 2018 options would have been eligible to continue to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2019, Mr. Howley would have had 308,200 options vest, with a realized value of $70,539,229 (assuming the change in control price was $520.67 the closing price of the Company’s stock on the NYSE on September 30, 2019).

Termination Payments for Other Named Executive Officers

Pursuant to the terms of their respective employment agreements, if Mr. Lisman, Mr. Henderson or Mr. Iversen is terminated for cause (as defined in the applicable agreement and described under

“Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2019, none of Mr. Lisman, Mr. Henderson or Mr. Iversen had unpaid but accrued base salary or benefits. If Mr. Lisman is terminated by reason of death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in his agreement and described under “Employment Agreements” below), he will receive (a) 1.25 times his annual salary, (b) 1.25 times the greater of (i) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 15 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If Mr. Henderson or Mr. Iversen is terminated by reason of death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), he will receive, after 90 days’ notice in the case of termination without cause, (a) one times his annual salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If any of the aforementioned named executive officers had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2019, they would have received the following amounts in base salary, bonus and benefits:

Name	Potential Payout Upon Termination ($)

Michael Lisman	1,063,577

Bernt Iversen	971,459

Robert Henderson	1,367,927

In addition, the option grant in November 2018 for Mr. Lisman, the option grants in November 2014, November 2016, December 2016, November 2017, December 2017, November 2018 and April 2019 for Mr. Henderson and the option grants in November 2016, November 2017, November 2018 and April 2019 for Mr. Iversen have post-employment vesting provisions similar to those described above for Mr. Stein’s grants. If Mr. Lisman had died, become disabled, been terminated by the Company without cause or resigned his employment for good reason, none of his options would have been eligible to continue to vest in accordance with their terms. If Mr. Henderson had died, become disabled, been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2019, 40% of his November and December 2016 grants, 20% of his November and December 2017 grants and none of his November 2018 or April 2019 grants would have been permitted to vest in accordance with their terms; and if Mr. Iversen had died, become disabled, been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2019, 40% of his November 2016 grant, 20% his November 2017 grant and none of his November 2018 and April 2019 grants would have been permitted to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2019, Messrs. Lisman, Henderson and Iversen would have had 102,600, 165,232, and 131,400 options, respectively, vest, with a realized value of $18,162,673, $27,960,552, and $24,180,354, respectively (assuming the change in control price was $520.67, the closing price of the Company’s stock on the NYSE on September 30, 2019).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2019, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($) (1)	Termination for Cause ($)	Termination Without Cause ($) (2)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason ($) (2)
Kevin Stein	42,983,499	--	4,345,746	4,345,746	4,345,746		--
W. Nicholas Howley	70,539,229	--	6,685,820	6,685,820	6,685,820	(3)	573,684
Michael Lisman	18,162,673	--	1,063,577	1,063,577	1,063,577		--
Bernt Iversen	24,180,354	--	971,459	971,459	971,459		--
Robert Henderson	27,960,552	--	1,367,927	1,367,927	1,367,927		--

(1)

Amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.

(2)	For Mr. Howley, treated as a retirement, in which Mr. Howley would receive continued health care coverage pursuant to his employment agreement.

(3)	If Mr. Howley resigned for good reason because he was not re-elected to the Board of Directors, he would receive only $3,687,361.

2019 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our Chief Executive Officer) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The values are as follows for 2019, our last completed fiscal year:

•	Mr. Stein’s annual total compensation — $13,135,200

•	Our median employee’s annual total compensation — $44,072

•	Ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation — 298:1

In determining our median employee, we chose September 30, 2019, the date of our last completed fiscal year. As of this date, we employed 18,354 persons in 22 countries. Consistent with SEC requirements, we reviewed our global employee population as of September 30, 2019 to prepare the pay ratio analysis. Our median employee was selected using total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the fiscal year (excluding our CEO). In determining our median employee, we did not use any of the exemptions permitted under SEC rules, and we included employees who joined TransDigm in connection with the acquisition of Esterline. Similarly, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Stein. Once we identified our median employee, we calculated such employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.

Employment Agreements

Employment Agreement with Mr. Stein, President and Chief Executive Officer

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with the Company to serve as Chief Operating Officer of the Company. The agreement, pursuant to which Mr. Stein currently serves as Chief Executive Officer, was most recently amended in April 2018. Unless earlier terminated by the Company or Mr. Stein, the current term of Mr. Stein’s employment agreement expires on October 1, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Stein’s annual base salary is $1,060,000 per annum for calendar year 2019 and may be increased but not decreased. In addition, Mr. Stein is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary.

Mr. Stein’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Stein’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Stein for certain enumerated good reasons, which include: (i) a material diminution in Mr. Stein’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) a reduction of Mr. Stein’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; (iii) the Company requires Mr. Stein, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (iv) the Company’s refusal to amend the agreement to extend the term or any renewal thereof at least one year or enter into a new agreement with Mr. Stein on substantially similar terms without providing Mr. Stein with severance benefits comparable to those in the agreement; or (v) any material breach of the agreement by the Company, then the Company will pay Mr. Stein (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of Mr. Stein’s employment and following any termination of his employment, for a period of 24 months, Mr. Stein will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Stein’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Stein’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Stein is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Stein is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreement with Mr. Howley, Executive Chairman

Mr. Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Executive Chairman of the Company, was most recently amended and restated in April 2018. Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on September 30, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Howley’s annual base salary is $1,369,668 per annum for calendar year 2019, $1,451,848 for calendar year 2020, $1,538,959 for calendar year 2021, $1,631,297 for calendar year 2022, $864,587 for calendar year 2023 and $916,463 for calendar year 2024. Mr. Howley will receive $7,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash as determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $7,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent application of the assumptions used by the Company in calendar 2014 when the prior employment agreement was executed, other than the price of the stock), and valued using the average closing prices for the 45 trading days immediately prior to the grant date. In addition, Mr. Howley is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined.

For options granted in lieu of cash salary and bonus, the performance vesting criteria for the options will be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017. The options granted in fiscal 2019 and fiscal 2020 will vest, to the extent the performance criteria is met, 80% at completion of the first fiscal year after the grant and 20% after the second fiscal year after the date of grant; and the options granted in fiscal 2021, 2022 and 2023 will vest, to the extent the performance criteria is met, 100% at completion of the first fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the employment agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley, Executive Chairman” on pages 45-46. Mr. Howley may elect one time during the term of the employment agreement not to continue to receive equity in lieu of his cash compensation and to receive his salary and annual incentive in cash for the remainder of the term of the agreement.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) Mr. Howley is not re-elected to the Board; (iii) the Company requires Mr. Howley, without his prior written consent, to be based at any specific office or location; (v) any material breach of the agreement by the Company; or (v) there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change, then the Company will pay Mr. Howley (a) two times his annual salary minus an amount equal to the portion of annual base salary for the remainder of the calendar year in which the termination occurs that has already been included in the grant of options, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The agreement also provides that Mr. Howley will receive annual grants of a number of options valued at $12,163,744 in fiscal 2019, $12,589,475 in fiscal 2020, $13,030,107 in fiscal 2021, $13,486,160 in fiscal 2022, $6,979,088 in fiscal 2023 and $7,223,356 in fiscal 2024 on a Black Scholes basis (using consistent application of assumptions used by the Company in calendar 2014, other than stock price), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017. The options granted in 2019, 2020 and 2021 vest 40% at completion of the first fiscal year following grant, 40% at completion of the second year following grant and 20% at completion of the third year following grant. The options granted in 2022, 2023 and 2024 vest 50% at completion of the first fiscal year following grant and 50% at completion of the second year following grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley, Executive Chairman” on pages 45-46.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the

Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Named Executive Officers

Mr. Lisman entered into an employment agreement with the Company on July 27, 2018 on his promotion to Chief Financial Officer. Unless earlier terminated by the Company or Mr. Lisman the term of his agreement extends until December 31, 2023, with no automatic right of renewal.

Mr. Henderson entered into an employment agreement with the Company on February 24, 2011. The agreement was amended several times, most recently in November 2018. Mr. Henderson currently serves as Vice Chairman of the Company. Unless earlier terminated by the Company or Mr. Henderson the term of his agreement extends until December 31, 2021. The agreement has no automatic right of renewal.

Mr. Iversen entered into an employment agreement with the Company on February 24, 2011. The agreement was amended several times, most recently in November 2016. Mr. Iversen currently serves as Executive Vice President – Mergers & Acquisitions and Business Development of the Company. Unless earlier terminated by the Company or Mr. Iversen the term of his agreement extends until October 1, 2020. The agreement automatically renews for a two-year period on expiration.

As of September 30, 2019, Mr. Lisman’s, Mr. Henderson’s and Mr. Iversen’s respective annual base salaries were $470,000, $795,000 (paid in options) and $450,000 and their annual incentive was targeted at 80% of their respective salaries. Under the terms of the employment agreements the annual base salary is subject to annual review but may be increased and not decreased subject to such review. Mr. Henderson receives his base salary and annual incentive primarily in equity.

The employment agreements provide that if Mr. Lisman, Mr. Henderson or Mr. Iversen is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; or any material breach of this Agreement by the Company; or

•	due to his death or disability (as defined in his employment agreement),

then the Company will pay (a) Mr. Henderson and Mr. Iversen (after 90 days’ notice) one times his annual salary and Mr. Lisman 1.25 times his annual salary, (b) Mr. Henderson and Mr. Iversen one times and Mr. Lisman 1.25 times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between the executive’s employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered accounting firm all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2019 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2019 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Gary E. McCullough

Michele Santana

Robert Small

John Staer

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2004 and is expected to do so for the fiscal year ending September 30, 2020. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2018 and 2019 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $5,347,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2018 and approximately $9,734,000 during fiscal year ended September 30, 2019.

Audit-Related Fees

The Company did not use Ernst & Young for audit related fees during the fiscal year ended September 30, 2018. Ernst & Young billed the Company an aggregate of approximately $504,000 in fees for audits of pension plans and carve-out financial statements for the fiscal year ended September 30, 2019.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $566,000 in fees for professional services rendered for the fiscal year ended September 30, 2018 and approximately $1,000,000 for the fiscal year ended September 30, 2019. Such services principally included assistance and consultation provided to the Company in connection with tax compliance.

All Other Fees

Ernst & Young billed the Company $3,000 in fees for non-audit services related to an agreed-upon procedures report during the fiscal year ended September 30, 2018 and $28,000 during fiscal year ended September 30, 2019.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent accountant for the fiscal year 2020. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL

The Company has been advised by a representative of the Comptroller of the City of New York, the custodian and/or a trustee of the New York City Employees’ Retirement Systems, the New York City Fire Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (collectively, the “Proponents”), that the Proponents intend to submit the following proposal at the annual meeting. The Company will promptly provide the addresses of the Proponents and the number of shares owned by them upon request directed to the Company’s Secretary.

In accordance with federal securities regulations, the proposal and supporting statement are set forth below exactly as submitted by the Proponent. The Company is not responsible for the contents of the proposal or the supporting statement. If the proposal is properly presented at the annual meeting, the Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

* * *  *

Proposal and Supporting Statement

Greenhouse gas emissions reduction targets

Resolved: Shareholders request that TransDigm Group, Inc. adopt a policy with time-bound, quantitative, company-wide goals for managing greenhouse gas (GHG) emissions, taking into account the objectives of the Paris Climate Agreement, and report, at reasonable cost and omitting proprietary information on its plans to achieve these targets.

Supporting Statement: It is appropriate for shareholder to request that TransDigm set goals for managing GHG emissions because such goals help to mitigate a critically important issue for civil society and businesses – climate change.

Scientists expect that failure to mitigate climate change will lead to additional sea level rise, more extreme weather, mass migration, and public health impacts from heat waves, fires, and changing disease vectors. In one shocking worst case scenario – a 4 degree centigrade increase in global temperatures – the World Bank has stated it may not be possible for humanity to adapt.

To manage the risks posed by climate change, representatives from approximately 195 countries adopted the Paris Climate Agreement, which aims to limit the increase in global average temperature – and the most devastating social impacts of climate change – by reducing GHG emissions. Transitioning to the low-carbon future envisioned in the Accord is likely to fundamentally transform the global economy and the competitive environment in which all corporations operate.

This proposal requests adoption of a high level policy with goals, but leaves the nature, timing and level of the goals entirely up to Transdigm’s (sic) discretion. The proposal is not an attempt to micromanage but to set a guiding direction that can be assessed by shareholders.

The GHG management goals requested are intended to be integrated with other the (sic) goals the company has adopted. Well over 60% of Fortune 100 companies have already set GHG emissions targets, presumably while taking into consideration other corporate goals and policies.[1] Operating a company by striving to meet a variety of specific goals is a standard business practice.

Examples of companies with GHG reduction goals include: Walmart, Apple, Johnson & Johnson, GM, AT&T, Procter & Gamble, JP Morgan Chase, McDonald’s and Microsoft.[2]

Transdigm’s (sic) peers in the aerospace and defense industry that have set GHG management goals include United Technologies, Boeing, Lockheed Martin and Northrup Grumman.

Large institutional investors such as BlackRock and State Street Global Advisors have publicly and privately called on companies to address climate change. A State Street white paper states: “We view establishing company-specific GHG emissions targets as one of the most important steps in managing climate risk.”[3] Investors are concerned about climate impacts on individual companies as well as portfolio-wide risks related to changing regulations and costs associated with extreme weather events.

There are numerous cost-effective ways for companies to reduce GHG emissions and help protect society from the worst impacts of climate change while reaping financial benefits.

* * * *

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors believes the proposal is not in the best interests of the Company or its stockholders and unanimously recommends a vote AGAINST the proposal for the following reasons.

The Company and the Board of Directors recognize the significance of climate change and the importance of managing the environmental impact of the operations of the Company’s businesses, and they understand that these issues are increasingly a focus of stockholders, customers and employees. However, after careful consideration, the Board does not believe that the prescriptive approach outlined in the proposal is in the best interests of the Company or its stockholders at this time. The proponent submitted a nearly identical proposal last year and the Company had the opportunity to engage with investors and understand the increasing importance of disclosure by the Company of how it is managing the environmental impact of its operations. During that engagement the Company committed informally to a number of investors to disclose more information about its practices.

In response to our engagement with investors, this proxy includes further information about the ways in which the Company is cognizant of environmental issues. This disclosure is a first step and the Company intends to continue its commitment to report more environment-related information in a way that makes sense for the Company and its operating units. As investors know, calendar 2019 was a busy year for the Company. Last year during proxy season, the Company had only 46 employees. Currently, the Company’s corporate office still only includes 60 employees. In 2019 the Company signed the purchase agreement for and completed its largest acquisition to date – the $4 billion acquisition of Esterline. The acquisition was completed significantly ahead of schedule – in six months. The acquisition took the number of employees from 10,100 to around 21,000, the number of reporting

[1]	https://c402277.ssl.cfl.rackedn.com/publications/1049/files/original/Power_Forward_3.0_-_April _2017_-_Digital_Second_Final.pdf?1493325339, p 2
[2]	https://c402277.ssl.cfl.rackedn.com/publications/1049/files/original/Power_Forward_3.0_-_April _2017_-_Digital_Second_Final.pdf?1493325339, P. 40
[3]	https://www.ssga.com/investment-topics/environmental-social-governance/2017/perspectives-on-effective-climate-change-disclosure.pdf, p. 2.

operating units from 34 to 54 and the number of manufacturing locations from approximately 69 to 123 in March 2019. Since March, those 60 corporate employees have worked to sell four acquired businesses in two separate transactions, close the Esterline Bellevue office, integrate the Esterline business units into the Company’s financial and operational reporting system, teach and assist in the implementation of the Company’s value drivers to the Esterline businesses, combine corporate retirement and welfare benefits, transition Esterline corporate-wide IT systems to the various operating units and create new policies and procedures for the combined entities. Because of the strain on the corporate organization, the manner in which the Company is so intensely decentralized and the strain on the decentralized Esterline operating units in connection with the integration, gathering and reporting more quantitative environment-related information for 2019 was not feasible, however the Company will endeavor to report more information deemed to be important to investors.

Nonetheless, the Board does not believe that implementation of a policy with “time-bound, quantitative, company-wide goals” for managing greenhouse gas (“GHG”) emissions would be appropriate for the Company. The proposal represents a one-size-fits-all approach to a complicated issue that does not sufficiently account for the Company’s distinct businesses and operating structure.

The Company’s core organizational philosophy revolves around an enterprise-wide value generation strategy largely developed at the corporate level, with a significant degree of autonomy retained by the management of approximately 50 separate operating units to determine how to best execute that strategy. By keeping these operating units small and focused with limited corporate interference in day-to-day operations, this highly decentralized approach is fundamental to achieving value for the Company’s stockholders. The Board of Directors believes the degree of decentralization of its operations is unique among its peers, and is a key to the Company’s success, resulting in average total returns to TransDigm shareholders of 28% over the last five fiscal years and 38% over the last 10 fiscal years, well in excess of returns from the S&P 500.

A top-down approach to establishing company-wide quantitative and time-bound goals related to GHG emissions that was driven at the corporate level would not be practical for the Company. Our business model uses an entrepreneurial and decentralized approach, and environment and health and safety issues are handled on a local basis. The Company’s 50 operating units, with over 100 manufacturing locations in North America, Europe and Asia, produce numerous products, have different energy needs, face varied regulatory requirements and otherwise have different strategies and characteristics. More importantly, subjugating the judgment of operating unit management to rigid corporate goals of this nature would represent interference in the day-to-day functioning of its operating units that is fundamentally inconsistent with the Company’s longstanding and successful decentralized operating structure.

Rather, in order to establish company-wide goals, the Company would need to direct its 50 operating units to establish, and then endeavor to achieve, their own quantitative and time-bound goals that could then be rolled into company-wide goals. This would be an exhaustive process, diverting the limited time, attention and resources of operating unit and local management without regard to whether or not quantitative, time-bound goals were appropriate for the various businesses and circumstances of these operating units. It would also be an ongoing process, as the Company’s acquisition activities would require continuous reassessment of the company-wide goals. A report on plans to achieve these goals as requested by the proposal would be excessively complex, necessarily detailing the plans of the numerous and various operating units.

The Board of Directors does not believe that the policy requested by the proposal is in the best interests of stockholders because the substantial burdens imposed on the Company’s operating units would not be justified by the potential benefits. The Company’s businesses are generally engaged in light manufacturing and assembly of aerospace components ordered in small quantities, and as such they produce very limited direct emissions of greenhouse gases, are not heavy consumers of energy or other utilities and do not utilize Company-owned fleets for product distribution. Because many of the products sold by the Company’s businesses are relatively small mechanical or electrical components, transportation requirements and related emissions and energy consumption are limited. As a supplier in the large and complex aerospace supply chain, most of the products sold by the Company’s businesses must meet specific requirements of commercial and military end-users and particular aircraft, as well as regulatory requirements, and the Company has minimal impact on the emissions profile of the broader aerospace industry in which it operates.

Although the prescriptive approach of the proposal is not appropriate for the Company for the foregoing reasons, we have endeavored to provide information to investors in this proxy statement about our commitments to the health and safety of our employees, customers and users of our product and our efforts to protect the environment. We are committed to improve the quality of this disclosure over time and look forward to further engagement with investors on these issues.

Therefore, although the Company and its Board of Directors recognize the significance of climate change and are committed to both supporting the operating units as they manage the environmental impact of their operations and continuing to further enhance our disclosure regarding these issues, the Board does not believe that the approach set forth in the proposal is in the best interests of the Company or its stockholders.

For these reasons, the Board of Directors UNANIMOUSLY recommends that you vote AGAINST this stockholder proposal.

The Board of Directors unanimously recommends that stockholders vote AGAINST the greenhouse gas emissions stockholder proposal. Proxies will be voted AGAINST approval of the proposal unless otherwise specified.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations from executive officers and directors that no other reports were required, during the fiscal year ended September 30, 2019, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except for the following: W. Nicholas Howley, the Company’s Executive Chair, exercised options and sold shares on September 9, 2019 but the Form 4 was inadvertently filed one day late on September 12, 2019 and Halle Terrion, the Company’s General Counsel and Chief Compliance Officer, purchased shares on November 27, 2019, the day before Thanksgiving, but, due to the holiday, the Form 4 was inadvertently missed and was filed on December 12, 2019.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our Proxy Statement and form of proxy for presentation at the Company’s 2021 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by October 6, 2020. If a stockholder wants to propose any matter for consideration of the stockholders at the 2021 Annual Meeting of Stockholders other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) on or after December 25, 2020 and on or before January 24, 2021. If a shareholder submits a proposal after January 24, 2021, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.

The Company’s bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors. These procedures provide that nominations for director must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2021 Annual Meeting of Stockholders between November 25, 2020 and December 25, 2020.

In addition, the Company’s bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to the Company at its principal executive offices no earlier than September 6, 2020 and no later than October 6, 2020.

The specific requirements and procedures for shareowner proposals, director nominations and proxy access director nominations are set forth in our bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Notices of intention to present proposals or nominate directors at the 2021 Annual Meeting, and all supporting materials required by our bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

HOUSEHOLDING

The SEC permits a single set of annual report and proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants and against the stockholder proposal. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of

Directors,

HALLE FINE TERRION

Secretary

TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114

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   — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	David Barr	02 William Dries	03 Mervin Dunn			04 Michael Graff	05 Sean Hennessy
06	W. Nicholas Howley	07 Raymond Laubenthal	08 Gary E. McCullough			09 Michele Santana	10 Robert Small
11	John Staer	12 Kevin Stein
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.						☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2020.						☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4:							For	Against	Abstain
4.	To consider a stockholder proposal to adopt greenhouse gas emissions reduction targets.						☐	☐	☐

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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TRANSDIGM GROUP INCORPORATED

Annual Meeting of Stockholders

March 24, 2020 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kevin Stein and Michael Lisman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 27, 2020 at the Annual Meeting of Stockholders to be held on March 24, 2020, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated February 10, 2020 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors”, will vote “FOR” Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants) and vote “AGAINST” Proposal 4 (Stockholder Greenhouse Gas Proposal).

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 24, 2020
Meeting Information
Meeting Type: Annual Meeting
TRANSDIGM GROUP INCORPORATED	For holders as of: January 27, 2020
	Date: March 24, 2020	Time: 9:00 AM EDT
Location: 1301 East Ninth Street
TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114	30th Floor
Cleveland, Ohio 44114

You are receiving this communication because you hold shares in the above named company.

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We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Voting items

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
01	David Barr	02 William Dries	03 Mervin Dunn	04 Michael Graff	05 Sean Hennessy
06	W. Nicholas Howley	07 Raymond Laubenthal	08 Gary E. McCullough	09 Michele Santana	10 Robert Small
11	John Staer	12 Kevin Stein
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	To approve (in an advisory vote) compensation paid to the Company's named executive officers.
3.	To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending September 30, 2020.
The Board of Directors recommends you vote AGAINST proposal 4:
4.	To consider a stockholder proposal to adopt greenhouse gas emissions reduction targets.
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.